AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 24, 1998
                                                    REGISTRATION NO. 333-43307
-------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                          ---------------------------
                              AMENDMENT NO. 1 TO
                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          ---------------------------
                                  ESOFT, INC.
       (Exact name of small business issuer as specified in its charter)


        [DELAWARE]                      7372                   84-0938960
(State or jurisdiction of    (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization Classification Code Number) Identification Number)


 5335 STERLING DRIVE, SUITE C                    PHILIP L. BECKER
  BOULDER, CO 80301                          CHIEF EXECUTIVE OFFICER
    (303) 444-1600                           5335 STERLING DRIVE, SUITE C
(Address and telephone number of                 BOULDER, CO 80301
principal executive offices)                      (303) 444-1600
                                             (Name, address and telephone
                                             number of agent for service)
                          ---------------------------
                                  Copies to:

                             LESTER R. WOODWARD, ESQ.
                            DAVIS, GRAHAM & STUBBS LLP
                          370 SEVENTEENTH STREET, SUITE 4700
                              DENVER, COLORADO 80202
                                  (303) 892-9400
                          ---------------------------

                  APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC:
 As soon as practicable after the effective date of this Registration Statement.
                          ---------------------------

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                          ---------------------------

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                                                      PROPOSED
                                                               PROPOSED MAXIMUM        MAXIMUM
     TITLE OF EACH CLASS OF                     AMOUNT TO BE    OFFERING PRICE        AGGREGATE          AMOUNT OF
   SECURITIES TO BE REGISTERED                   REGISTERED      PER SHARE(1)      OFFERING PRICE(1)   REGISTRATION FEE
Common Stock, par value $.01 per share.......  3,351,161 shares     $1.00             $3,351,161          $988.60
=======================================================================================================================

(1)Estimated solely for the purpose of calculating the registration fee, based upon the expected price at which the registered securities are to be offered to the public in a public offering in British Columbia, Canada, which offering is expected to be completed prior to the effective date of this registration statement.
                          ---------------------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

                               2,481,161 Shares

                                    [LOGO]

                                  ESOFT, INC.

                                 Common Stock
                          --------------------------

      The 2,481,161 shares of Common Stock, $.01 par value (the "Common Stock"), offered hereby (the "Shares") are being offered by stockholders (the "Selling Stockholders"). See "Selling Stockholders."

      Prior to this Offering (the "Offering"), there has been no public market for the Common Stock in the United States and there can be no assurance that such a market will develop after the completion of this Offering, or that if developed, it will be sustained. The Common Stock is presently traded only on the Vancouver Stock Exchange which is expected to continue to be the primary market for these stocks. The offering price of the Common Stock to be offered by this Prospectus will be determined by the market price in effect from time to time. See "Summary - Initial Public Offering in Canada" and "Market for Common Equity and Related Stockholder Matters."

                           ---------------------------

      THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS," LOCATED AT PAGES 4 THROUGH 8.

                          ---------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.





             The date of this Prospectus is _______________, 1998.

                                    SUMMARY

      The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information appearing elsewhere in this Prospectus, including the information set forth under "Risk Factors," "Management's Discussion and Analysis of Results and Operations" and the financial statements (including the notes thereto).

THE COMPANY

      eSoft, Inc. was incorporated under the laws of the State of Colorado on March 3, 1984. On February 17, 1998, pursuant to approval by the Board of Directors and shareholders of the Company, the Company merged into a newly incorporated Delaware corporation, and has thus become reincorporated in the State of Delaware.

      In its early years, the focus of the Company was oriented towards the development and sale of a computer bulletin board software product known as TBBS. TBBS Software creates a multi-user host for direct dial-in access for multiple users for on-going messaging, file transfer and data access. Concurrent with the rapid rise of Internet related communications media, the demand for TBBS software declined. In response, the Company designed a new product line of Internet protocol adapters which are now being marketed under the acronym IPAD (Internet Protocol Adapter Device). The Company launched its first IPAD product in 1996.

THE INTERNET PROTOCOL ADAPTOR DEVICE

      The IPAD is designed to be a total Internet/Intranet connectivity solution without the complexity and high cost of traditional solutions. It affords to small businesses, institutions, and educational sites a full connectivity solution that is economical, easily installed and managed by existing information systems personnel. To complete the package for the customer, the Company can provide leased line connectivity options through major national access providers. The IPAD product line includes all other accessories needed to complete the connection, such as turnkey web servers, line interface devices, modems and rack equipment.

       There are currently three IPAD models offered by the Company. The IPAD 5000, the most sophisticated of the three models, integrates Internet hardware and communications software into a user friendly turnkey system, which does not require extensive technical knowledge to support. Utilizing an Intel Pentium CPU, the IPAD 5000 is typically configured with 8MB of RAM, a 1.2GB hard drive and 1.44 MB floppy drive. The hardware also includes five open slots to allow for greater customized interface configuration. The IPAD 2500, the mid-range model, is a desktop unit that contains a router with firewall capabilities, a terminal server offering up to eight serial ports and the same basic Internet connectivity provided by all of the Company's IPAD units. The IPAD 1200 is also a desktop unit primarily designed for mass production without significant customization for specific client needs. The IPAD 1200 utilizes the same hardware configuration as the IPAD 5000, has two serial ports and a 10 MB Ethernet card and can connect a business LAN of up to 150 users to the Internet using a single address.

SEMINARS AND OTHER SERVICES

      The Company also offers comprehensive, two day Internet training seminars. Attendance fees from these seminars supplement revenues from IPAD product sales.

      Customers also can purchase a contract through which the Company offers technical support services to address customers' specific application needs. More focused than the general seminars, such technical support services are designed to address concerns of individual clients for applications ranging from the launching of their web presence, to the reconfiguration of their LAN to optimize both efficiency and connectivity.

INITIAL PUBLIC OFFERING IN CANADA

      On March 9, 1998, the Company made an initial public offering of 1,550,000 shares of its Common Stock at a price of $1.00 per share in British Columbia, Canada (the "Canadian Offering"). The offering was made by C.M.

Oliver Company Limited (the "Agent") pursuant to an Agency Agreement under which the Agent guaranteed the sale of all of the shares. The shares sold in such offering will not be registered under the Securities Act of 1933 (the "1933 Act") and will be offered pursuant to an exemption from the registration requirements of the 1933 Act provided by Regulation S under the 1993 Act. The Shares in the Canadian Offering will not be offered or sold to U.S. persons. The Agent received a commission of $.075 per share sold in the Canadian Offering and also received 110,000 shares of Common Stock as a corporate finance fee and a warrant to purchase up to 250,000 shares of Common Stock for up to two years at a price of $1.00 per share for the first year after the offering and for $1.15 per share during the second year after the offering. Pursuant to a Sponsorship Agreement between the Company and the Agent, dated November 26, 1997, the Company also paid to the Agent a sponsorship fee of $15,000.

      The net proceeds to the Company from the Canadian Offering were approximately $1,158,250 after payment of $116,750 commissions to the Agent (7.5% of the offering price) and the payment of other expenses of the offering, estimated at $350,000, of which $75,000 was evidenced by a promissory note that was paid, pursuant to the Company's option, by the issuance of shares of common stock valued at $1.00 per share. The net cash proceeds of the Canadian Offering are proposed to be used as follows:

      Capital Equipment Purchases                       $  196,000
      Research and Development                             214,000
      Sales and Distribution Channel Development           340,000
      Working Capital(1)                                $  408,250
      Total                                             $1,158,250

(1)Salaries for planned additional sales and marketing and administrative personnel, planned at approximately $412,000 over the next 12 months, will be paid from working capital, partially contributed by proceeds of the offering.

In the event that the proceeds of the offering, together with cash flow from operations, if any, is insufficient to meet all of the expenses to which the proceeds have been allocated, the Company will be required to re-evaluate its planned expenditures and allocate its total resources in such manner as the Board of Directors and management deems to be in the best interest of the Company. Moreover, the Board of Directors and Management may, for business reasons, reallocate funds among these or other uses in order to achieve the Company's operating objectives.

THIS OFFERING

      The Company is registering an aggregate of 2,481,161 shares of its Common Stock to be offered for sale by stockholders of the Company. Of these shares, 1,979,061 shares are presently owned by the Selling Stockholders. An additional 414,600 shares may be offered by three of the Selling Stockholders which are consultants to the Company ("Consultants") if they acquire the shares upon exercise of warrants to purchase shares of Common Stock of the Company at an exercise price of $1.00 per share, and 87,500 shares being registered may be offered by a Selling Stockholder if acquired from the Company upon exercise of warrants issued to the Selling Stockholder in connection with its purchase of 350,000 shares in a private transaction. The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders.


Common Stock Outstanding Prior
     To This Offering.................. 5,039,061 shares
Common Stock Offered:
    By the Selling Stockholders........ 2,481,161 shares
Common Stock To Be Outstanding
     After This Offering............... 5,541,161 shares*
Use of Proceeds........................ The Company will receive no proceeds from the sale of shares by the Selling
                                        Stockholders.
-------------------

*Assumes the exercise of warrants to purchase 502,100 shares.

                                 RISK FACTORS

      An investment in the shares of Common Stock offered hereby involves a high degree of risk relating to the Company, the industries in which the Company operates and the securities markets, particularly the markets for securities of small issuers. Prospective purchasers of Common Stock should consider carefully the information set forth below, as well as the other information in this Prospectus, in determining whether to purchase the shares of Common Stock offered hereby. In addition, certain information included in this Prospectus is forward-looking. Such forward looking information involves significant risks and uncertainties that could cause actual future results to differ significantly from those expressed in any forward-looking statements made by, or on behalf of, the Company. See also "Management's Discussion and Analysis of Financial Condition" and "Results of Operation - Forward Looking Statements."

      The Company operates a growing business in a competitive market. There are a number of risks inherent to the Company's business. These business risks should be considered in the context of the Company's business, which is described under "Business." These business risks include the following:

LIMITED OPERATING AND SALES HISTORY

      While the Company's IPAD 5000 first entered the market in 1996, neither Models 2500 nor 1200 have gained significant market exposure or demonstrable market acceptance as yet. Given the absence of clear market acceptance with respect to these two newly introduced products, which in turn are projected to be responsible for approximately half of the Company's system sales in the next year, there can be no assurances as to the achievability of expected market penetration rates, and associated sales revenues.

SUFFICIENCY OF WORKING CAPITAL

      The Company intends during the next year to expand its sales and marketing expenditures, including developing a wholesale distribution network and to increase selling, general and administrative expenses which expenditures, together with capital purchases in the year subsequent to the date of this Prospectus, will substantially exceed the net proceeds of the Canadian Offering. There can be no assurances that cash flow contributions from operations, coupled with proceeds of the Canadian Offering and available working capital will be sufficient to fully fund the planned expansion of sales and marketing activities and other increased expenditures.

CONTINGENCIES

      Although the proceeds of the Canadian Offering, together with anticipated operating revenues, are expected to be sufficient to meet the Company's needs for the next year, the Company's budgets make little provision for unexpected contingencies. In the event that unforeseen costs or delays are incurred, the ability of the Company to allocate sufficient resources to overcome such events cannot be assured.

ANTICIPATED MARKET GROWTH

      The Company's anticipated growth in sales revenue is predicated upon assumptions with respect to the rate of growth of the market for its IPAD systems. Should these assumptions fail to be realized, the Company may be unable to attain its expected revenue and income.

RELIANCE UPON THE INTERNET

      The Company's future sales, will be dependent, in part, upon both the rate of growth of the Internet, and its reputation as a secure, architecturally stable, and reliable communications medium. Should these conditions erode, the Company's sales prospects may be adversely affected.

TECHNOLOGICAL OBSOLESCENCE

      The Company operates within an industry subject to a rapid pace of technological obsolescence. There can be no assurances as to the ability of the Company to establish and maintain a position at the leading edge of technological trends within its industry, and thereby maintain or improve its competitive position in relation to other market participants.

NEW SOFTWARE DEVELOPMENTS

      In future reporting periods, the Company expects to enhance its sales prospects following the completion of encryption software to facilitate IPAD supported virtual private networks. See "Business - Planned New Software Product." There can be no assurances as to the ability of the Company to successfully complete this development program in the next year as currently planned or to successfully complete other product development programs it may undertake.

COMPETITION

      A number of the Company's competitors are very well established in the marketplace, with larger sales volumes, broader brand name recognition, a wider base of technical resources and greater financial resources than the Company. There can be no assurance that the Company will be able to effectively compete against such competitors given their entrenched market presence.

BARRIERS TO ENTRY

      As the market expands for products which perform in a manner similar to that of the IPAD product line, it is expected that a broader range of both small and large industry participants will enter the marketplace with competing products. Additionally, there are comparatively few barriers to entry. As such competition increases, industry margins on system sales may diminish. Consequently, the ability of the Company to attain and maintain anticipated gross margins per unit over time, cannot be assured.

PROPRIETARY PROTECTION

      The Company has no registered trademarks nor has it filed any patent or design utility applications in any jurisdiction. The absence of such proprietary protection may diminish the ability of the Company to distinguish itself from other industry competitors. In addition, while the Company licenses its software to purchasers and restricts unauthorized use under its licensing provisions, this does not protect the Company from an erosion of potential revenue as a consequence of illicit software use and piracy.

RELIANCE UPON THIRD PARTIES

      The Company is reliant upon third parties for the supply of computers, computer sub-assemblies, and certain software elements. The Company is also reliant upon third parties to assist it in its marketing and sales activities. Accordingly, the Company will be subject to risks associated with third party quality assurance standards, timeliness, reputation, financial stability, labor relations, regulatory compliance and warranty provisions over which the Company has little if any control.

NO PRODUCT LIABILITY INSURANCE

      The Company does not carry product liability insurance. To the extent that the Company becomes subject to third party liability claims, its ability to adequately protect its assets and operations against potential liability exposure is uncertain.

RELIANCE ON KEY PERSONNEL; NO KEY MAN INSURANCE

      The Company's founder, Chairman, Chief Technology Officer and Chief Executive Officer, Philip Becker is a key individual upon whom the Company is likely to be reliant to attain its commercial objectives. The loss of his services may impair the ability of the Company to attain its corporate objectives; however, the Company has taken steps to ensure that information which was previously known only to Mr. Becker now also is known by other members of the senior management. An employment agreement has been entered into between the Company and Mr. Becker, but the Company does not presently carry key man insurance on Mr. Becker's life.

ACQUISITIONS OF NEW PERSONNEL

      The Company has hired and expects to hire approximately twenty new personnel in about one year to facilitate the achievement of its corporate objectives. As most of these proposed new employees have not yet been identified, their skills, experience, and their ability to work together as an integrated team is untested. Should the Company be unable to hire the persons with the desired skills, or if certain of the new employees fail to perform as anticipated, the ability of the Company to fully implement its business plan may be adversely affected.

REGULATORY APPROVALS

      The Company has not acquired requisite product approvals and certification from appropriate agencies which would permit the marketing of IPAD products in the European Union. Its ability to secure such approvals in a timely period or at all cannot be assured. See "Business - Government Regulations."

POSSIBLE REGULATORY REQUIREMENTS

      While the Internet is largely unregulated, there is a substantial body of regulation governing the telecommunication market and its industry players. Changes in the regulatory regime may impact the commercial prospects of Internet related vendors such as the Company.

RECENT OPERATING LOSSES

      In the fiscal year ended December 31, 1997, the Company recorded an operating loss of $193,252. The net loss was $355,252, due in part to a one-time charge of $241,042 for deferred taxes resulting from the change in the Company's tax status from an S-corporation to a C-corporation. However, the Company's ability to restore profitability in future reporting periods is uncertain.

NO PUBLIC MARKET

      There has, to date, been no public market for the Company's Common Stock in the United States. The shares became listed on the Vancouver Stock Exchange on March 17, 1998, which is expected to be the primary market for the shares, but there can be no assurance that an active public market on the Vancouver Stock Exchange will be sustained.
See "Market for Common Equity and Related Stockholder Matters-Common Stock."

DILUTION

      The Company may issue additional Common Stock pursuant to outstanding stock options, warrants and convertible promissory notes. The Company may also raise additional capital by undertaking a private placement of Common Stock if additional capital is needed. These issuances may result in dilution to the Company's shareholders.

NO DIVIDENDS

      The Company has not paid dividends in the past and does not anticipate paying dividends in the near future. The Company expects to retain its earnings to finance further growth and, when appropriate, retire existing debt.

                               USE OF PROCEEDS

      The Company will receive no proceeds from the sale of Common Stock by the Selling Stockholders pursuant to this Prospectus. For a discussion of the intended use of the proceeds of the Canadian Offering see the "Summary Initial Public Offering in Canada."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with the financial statements and accompanying notes included elsewhere in the Registration Statement.

INTRODUCTION

      The Company is a technology firm which develops and markets communication products which integrate and simplify PC server connectivity to the Internet market. In recent years, the Company has developed and brought to production the IPAD.

      The Company was incorporated in 1984 to develop and market its original product, a computer bulletin board product, TBBS. TBBS integrated formerly complex technology into products which were relatively simple for the consumer to use. Through 1995, the Company generated substantially all of its revenues through sales of TBBS.

      In 1995, the Company foresaw the Internet becoming the technology of choice for the next level of network access connectivity. The Company began refocusing its efforts on making communications technology simple to use and began its design of IPAD. The IPAD product line was test marketed in 1995 as a response to the anticipated demand of the Internet market. The Company's dependence upon the TBBS product line decreased during and after 1995 as the Company increased its dependency upon sales of IPAD.

RESULTS OF OPERATIONS

REVENUES

      The Company's revenues in the fiscal year ended December 31, 1997 declined from the fiscal year ended December 31, 1996 primarily as a result of the decline in revenue from sales of the Company's TBBS product. TBBS product sales accounted for $239,000 in revenue in 1996 (17% of total revenues), but only approximately $62,000 (5% of revenue) in 1997. IPAD related product sales in 1997 were $1,171,000, substantially unchanged from $1,167,000 in 1996, but IPAD sales had declined 33% in the first nine months of 1997 from the comparable 1996 period as marketing and sales activity were curtailed until the fourth quarter of 1997 as a result of the Company's shortage of working capital. Approximately 44% of the 1997 IPAD sales were recorded in the fourth quarter when sales and marketing efforts were revived after the infusion of approximately $347,000 in a private placement in September 1997.

      The Company's gross profit margins were approximately 66%, an improvement over the 57% margins realized in 1996. The 1997 margins improved as a result of the IPAD product being produced internally instead of being outsourced to contract manufacturers. The improvement in gross margins was also attributed to reduced costs of raw material created by quantity purchases and multiple vendor sourcing.

Research and Development Expenditures

      The Company conducts research and development through internal research projects. Costs are incurred from time to time, in specific projects that employ existing technologies for which feasibility previously has been established to develop applications. Production costs for the development of the software used for which technological feasibility has been established but before the product is ready for sale, are capitalized when broad applications are identified within its existing product lines. Costs for which technological feasibility had been established, which were capitalized in 1997 totaled $233,000. The Company capitalized $440,000 for such expenditures in 1996. The Company incurred $57,000 of expenses relating to research and development costs in 1997, compared to no such expenses in 1996.

Other Expenses

      Selling, general and administrative costs ("SG&A") increased from $631,000 (45% of sales) in fiscal 1996, to $922,000 (75% of sales) in 1997, primarily because of the overt fourth quarter activities including expenditures to build the organization by hiring professional management and personnel, increases in new employee hiring, the relocation of the Company from Aurora, Colorado to Boulder, Colorado, the introduction of the Model 1200 IPAD, the production of support and sales collateral material, the recruitment of international sales representatives, and the increase in inventories necessary to support the increased revenue levels of fiscal year 1998. Sales and marketing expenses for 1997 were reported as $77,544, a decrease of 35% below the $120,259 spent in 1996, as a result of significant decreases in advertising and trade show expenses, but general and administrative expenses were up 65% in 1997 to $844,800 from the 1996 level of $510,865. Consultant expense was also higher as consultants were retained on an interim basis to develop the sales support literature and brochures to direct the recruitment and hiring of sales personnel and international representatives.

Net Income (Loss)

      The Company realized net income in the fiscal year ended December 31, 1996, but in 1997 the Company recorded a loss of $355,000, of which $193,000 was attributable to operations. The balance of the loss, $162,000, was substantially a result of recording deferred taxes because the Company changed its federal income tax status from an S Corporation to a C Corporation during that period.

Income Taxes and Net Operating Losses

      As discussed in Note 4 to the accompanying financial statements, the Company has recorded an expense to recognize deferred tax liability due to the change in tax status from an S corporation to a C corporation in September 1997. The deferred tax liability primarily results from capitalized software development costs being expensed for income tax purposes in the period such costs are incurred.

      The Company has $155,000 in net operating loss carryforwards with expirations through 2013. The net operating losses are limited due to issuances of common stock.

CAPITAL RESOURCES AND LIQUIDITY

      Historically, the Company had funded its working capital requirements from internal operations. During 1996, the Company continued to fund a majority of its internal working capital needs from $260,000 of cash flow from operating activities, but it also received advances from Philip Becker, in addition to approximately $112,000 that he had loaned in 1995 to assist the Company in funding the IPAD product development, thus increasing the Company's indebtedness to Mr. Becker to $239,903 at December 31, 1996. This indebtedness was payable by the Company, at its option, in shares of Common Stock of the Company valued at the public offering price per share of the Canadian Offering. In February and March, 1998, the Company elected to pay that obligation, as well as $116,000 of notes payable to consultants by the issuance of shares.

      As of December 31, 1996, the Company received a binding commitment ,for a $100,000 loan facility from the First National Bank of Arvada, Colorado to support IPAD sales growth and the increase in capitalized software until longer term financing could be arranged. During the first quarter of 1997, the Company borrowed $100,000 under the interim loan facility from the First National Bank of Arvada, Colorado, the proceeds of which were used to expand to a limited degree, the Company's marketing activities and sales programs.

       The completion in September of 1997 of the placement of $410,000 of outside equity permitted the Company to significantly advance its marketing efforts and to attract additional management personnel. On December 22, 1997, the Company sold 350,000 shares of Common Stock and warrants to purchase an additional 87,500 shares to Opus Capital Fund, LLC, for a total purchase price of $350,438. Net proceeds from these offerings was $679,159. Working capital at December 31, 1997, had increased to approximately $251,000 from less than $23,000 at December 31, 1996. Operating activities resulted in a $44,000 cash reduction in 1997, since the loss recorded for this period was substantially a result of increased depreciation and amortization and the recording of deferred taxes, which did not affect current cash flow.

      In February and March 1998, the Company sold and issued an additional 440,000 shares, all at a price of $1.00 per share in private transactions to officers, directors, key employees and consultants of the Company, and sold 60,000 shares to Wayne Farlow, former president of the Company in accordance with his agreement upon termination of his employment.

      On January 3, 1998, the loan from First National Bank of Arvada, Colorado, described above, was extended to April 3, 1998 for the payment of the outstanding balance of $73,363, with monthly installment payments of $3,325 in February and March 1998. The Company has received from the Colorado National Bank (the "Bank") a preliminary loan proposal that calls for a borrowing commitment of up to $825,000. This loan would be used to pay the indebtedness to First National Bank of Arvada with the balance of the commitment to be for a working capital line of credit. Advances under the line of credit may not exceed 70% of eligible accounts receivable and 25% of eligible inventory to a maximum of $150,000. This loan will bear interest at 1/2% over the Bank's reference rate. The borrowings will be secured by a lien on all of the Company's assets. The proposed loan has not been approved by the Bank and there is no assurance that it will be obtained. The Company believes that this line of credit, if obtained, will assist in the Company in financing its anticipated growth of sales if the growth is achieved.

      In the fourth quarter of fiscal 1997, the Company undertook preparations for its initial public offering, completed in March 1998, through which approximately $1,158,250 of net cash proceeds has been generated, after payment of expenses and commissions. This equity infusion, together with working capital generated from the Company's internal operations, should advance the Company substantially towards establishing and fortifying channels of distribution for its IPAD product line, and is expected to be sufficient to meet the capital requirements of the Company for the next 12 months.

YEAR 2000 EFFECT

      The Company's TBBS product line has one deficiency associated with year 2000 for which a correction is scheduled for a revision release in October 1998. The IPAD product line has no known susceptibility to year 2000 issues. The cost of the revision to the TBBS product is not expected to be material.

NEW ACCOUNTING PRONOUNCEMENTS

      The Financial Accounting Standards Board has recently issued Statements of Financial Accounting Standards that may affect the Company's financial statements as follows:


      In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS
130), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

      Also, in June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." SFAS No. 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

      SFAS 130 and 131 are effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Because of the recent issuance of the standards, management has been unable to fully evaluate the impact, if any, the standards may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of these standards.

      In October 1997, Statement of Position 97-2, Software Revenue Recognition (SOP 97-2) was issued. The SOP provides guidance on when revenue should be recognized and in what amounts licensing, selling, leasing, or otherwise marketing computer software. SOP 97-2 is effective for transactions entered into in fiscal years after December 15, 1997. Because of the recent issuance of the SOP, management has been unable to fully evaluate the impact, if any, the SOP may have on future financial statement disclosure.

      In February 1998, the FASB issued SFAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits" which standardizes the disclosure requirements for pensions and other postretirement benefits and requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis. SFAS No. 132 is effective for years beginning after December 15, 1997 and requires comparative information for earlier years to be restated, unless such information is not readily available. Management believes the adoption of this statement will have no material impact on the Company's financial statements.

                                    *  *  *

                          FORWARD-LOOKING STATEMENTS

      The Registration Statement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 and the Company intends that such forward-looking statements be subject to the safe harbors for such statements under such sections. The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on numerous assumptions, including, but not limited to, the following: that significant increases in sales and marketing personnel and expenditures will result in increased sales; that the recently introduced IPAD 2500 and IPAD 1200 models will be readily accepted in the market; that the industry trends perceived by the Company as described under "Business" will continue to exist; that market segments targeted by the Company will continue to grow and that the Company can successfully compete with larger, more established competitors.

      The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control. Accordingly, although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the forward-looking statements.

                                   BUSINESS

GLOSSARY

      The following is a glossary of technical terms that appear in the discussion of the Company's business in this prospectus:

      "CLOSED, PROPRIETARY OPERATING SYSTEM" means an operating system which is not made available for open use and serves a specific purpose. A closed proprietary operating system has an advantage in security.

      "CPU" means Central Processing Unit, the computational engine of a computer.

      "CSU/DSU" means Customer Service Unit/Digital Service Unit. A device which converts the signals on a high speed leased line circuit to the digital signals required to connect to a computer interface.

      "DNS (DOMAIN NAME SERVER)" is a server function on the Internet which acts as a "Directory Assistance" service.

      "DOS" means Disk Operating System.

      "ETHERNET" is a high speed transmission medium which allows direct connection of computers in a local area at data transmission speeds of either 10Mhz or 100Mhz.

      "FCC" means Federal Communications Commission (US).

      "FINGER SERVER" is software which provides responses to queries using the standard Finger protocol.

      "FIREWALL" means a security function to prevent unauthorized access to a network. Firewalls can be very simple allowing for basic security, or very complex and involved for more advanced security needs.

      "FTP SERVER" means a File Transfer Protocol server which is a server function that allows you to offer access to files for transfer over the Internet. They are normally linked to web servers to provide a graphical interface.

      "GB" means Gigabyte.  One billion bytes.

      "INTEGRAL 56 KB LEASED LINE CSU/DSU" is a complete interface to allow direct connection to a particular type of leased line known as a 56KB leased line. Includes both the digital interface and the CSU/DSU required for this type of connection.

      "ISDN" means Integrated Services Digital Network. A special type of telephone circuit which allows direct digital connections.

      "KB" means Kilobyte.  One thousand bytes.

      "LAN" means Local Area Network. A group of computers in a local area (usually within a single building) which are connected together to share data.

      "MB" means Megabyte.  One million bytes.

      "MHZ" means Megahertz.  One million cycles per second.

      "MICROPROCESSOR" is a computer on a single integrated circuit chip.

      "PACKET ROUTING FIREWALL" is a security system based on applying rules to each packet which enters a router to determine if it should be allowed to continue onward or be rejected.

      "POP3 (POST OFFICE PROTOCOL 3) SERVER" is a server which stores local mail to be accessed by the end users E-mail package, e.g., Eudora, Microsoft Exchange, Netscape.

      "RAM" means Random Access Memory. A computer's working program and data memory.

      "ROUTER" means a device which acts as a "gateway" between network segments. A router in its simplest form will examine the address of each "information packet," determine its destination and send it down the appropriate wire.

      "SMTP (SIMPLE MAIL TRANSPORT PROTOCOL)" is a server that acts as the sending and receiving server. It looks at the address and sends it on its way or transfers it to the POP3 (Post Office Protocol 3) server.

      "TBBS" means The Bulletin Board Software, a PC server software which creates a multi-user host for direct dial-in access for multiple users for ongoing messaging, file transfer and data access.

      "TELNET" is the Internet protocol used to simulate a point to modem (serial line) connection between two computers over the Internet.

      "TERMINAL SERVER" means a device which allows for remote dial-up access to a network.

      "UL" means Underwriter's Laboratories, Inc.

      "UNIX" is a multiuser computer operating system.

      "VPN (VIRTUAL PRIVATE NETWORK)" is the result of using encryption and special protocols to create a private network using public data transmission lines to promote lower cost and easy mobile access.

      "WWW" means World Wide Web.

CORPORATE HISTORY

      eSoft, Inc. was incorporated under the laws of the State of Colorado on March 3, 1984. On February 17, 1998, pursuant to approval by the Board of Directors and shareholders of the Company, the Company merged into a newly incorporated Delaware corporation, and has thus become reincorporated in the State of Delaware.

      The Company is located at 5335 Sterling Drive, Suite C, Boulder, Colorado, 80301.

      Through September 4, 1997, the Company had elected to be taxed as an "S-corporation" for U.S. income tax purposes. Under this election the Company was essentially taxed as a partnership. Accordingly, in lieu of corporate income taxes, the shareholders were taxed on their proportional share of the Company's taxable income individually. The Company withdrew the S-corporation election after September 4, 1997 and is now subject to U.S. corporate income taxes.

      On August 27, 1997 the Company's board of directors authorized a stock split of 63.1579 to 1. The Company has no subsidiaries.

BUSINESS HISTORY

      In its early years, the focus of the Company was oriented towards the development and sale of a computer bulletin board software product known as TBBS. TBBS Software creates a multi-user host for direct dial-in access for multiple users for on-going messaging, file transfer and data access. Concurrent with the rapid rise of Internet related communications media, the demand for TBBS software declined. In response, the Company designed a new product line of Internet protocol adapters which are now being marketed under the acronym IPAD (Internet Protocol Adapter Device). The Company launched its first IPAD product in 1996.

      The IPAD is designed to be a total Internet/Intranet connectivity solution without the complexity and high cost of traditional solutions. It affords the medium to small businesses, institutions, or educational sites a full connectivity solution that is economical and easily installed and managed by existing information systems' personnel. To complete the package for the customer, the Company can provide leased line connectivity options through major national access providers. The IPAD product line includes all other accessories needed to complete the connection, such as turnkey web servers, line interface devices, modems and rack equipment.

      The Company's IPAD is designed to integrate key software and hardware components to facilitate an Internet presence. This includes the functionality of a router and a broad range of servers including full DNS, SMTP, POP3, world wide web, FTP, Telnet and related applications. Also included is a capability to provide for text-mode user access from data terminals or other hosts such as BBS's. Given these features, the Company's IPAD product line can be used by Internet service providers who resell Internet access to the public, as well as by businesses which can find ready application for the technology, to enhance internal communications and Internet access for their employees working through their Internet service provider.

PRODUCT LINE AND SERVICES

THE IPAD 5000

      The IPAD 5000 integrates Internet hardware and communications software into a user friendly turnkey system, which does not require extensive technical knowledge to support. Utilizing an Intel Pentium CPU, the device is typically configured with 8 MB of RAM; a 1.2 GB hard drive; and a 1.44 MB floppy drive. The hardware includes five open slots, and hence is designed to allow for customized interface configuration. These interfaces may include an Ethernet card, an ISDN terminal adapter, a V.35 leased line or Token Ring or extra serial interfaces if desired. The software includes a basic Web Server, Telnet, an FTP Server, an E-mail Server, a Finger Server, a DNS, and a Packet-Routing Firewall. Unlike certain competing products in the marketplace, IPAD does not operate on a UNIX platform but rather is a purpose built component, real time operating system, which allows for a high degree of individual customization to better address the needs of individual customers.

THE IPAD 2500

      The IPAD 2500 was introduced to the marketplace in the second quarter of 1997. The IPAD 2500 is a desktop unit which contains a router with firewall capabilities, a terminal server offering up to 8 serial ports, and the same basic Internet connectivity provided by all of the Company's IPADs. Server functions include a DNS, a POP3, E-mail, FTP, a SMTP, Telnet, a Finger Server, and a basic WWW server. While less powerful than the Model 5000, it nonetheless allows for more than one IP address and routing for up to two networks as well as multiple web and FTP servers.

THE IPAD 1200

      The IPAD 1200 was introduced to the marketplace in October 1997. This system is also a desktop unit which can connect a business LAN of up to 150 users to the Internet using a single address. The hardware is an Intel Pentium CPU with 8 MB of RAM, a 1.2 GB hard drive, a 1.44MB floppy drive, 2 serial ports and a 10 MB Ethernet card. The IPAD 1200 comes standard with either a 56 KB modem, ISDN terminal adaptor or integral 56 KB leased line CSU/DSU or its Internet feed. The product is designed for mass production without significant customization for specific client needs.

ACCESSORIES

      In the case of the Model 5000 (and to a lesser degree with the IPAD 2500), customers can order additional cards and accessories to more effectively configure a device to suit their needs. Aside from an Ethernet card, users have the option, with certain models, of purchasing an ISDN terminal adapter, interfaces for T1 and fractional T1 leased lines, as well as extra serial interfaces. As many as 96 serial ports can be accommodated within a Model 5000 with each card being capable of connecting up to 16 modems or terminals.

SEMINARS

      The Company also offers Internet training seminars. These comprehensive, two day programs are offered on a regional basis throughout North America. They address issues related to end user client set-up and trouble shooting; advanced Internet operations including routing and domain name server operations; Internet service provider management techniques, including guidance with respect to systems performance and networking issues including questions relating to growth planning, multiple networking interfacing, and connections with other routers; and specific training with respect to IPAD applications and management techniques. The Company expects to offer these seminars with greater frequency in the future to supplement revenues from IPAD product sales.

TECHNICAL SUPPORT SERVICES

      Customers can also purchase a contract through which the Company offers technical support services to address customers' specific application needs. More focused than the general seminars, such technical support services are designed to address concerns of individual clients for applications ranging from the launching of their web presence, to the reconfiguration of their LAN to optimize both efficiency and connectivity.

TBBS SOFTWARE

      Until the mid-1990s, most of the Company's revenues were generated from the sale of TBBS, its bulletin board system software package. As the life cycle of this product aged, the Company found it essential to expand and diversify its range of product offerings which in turn led to the development of the IPAD. The Company expects to continue to generate residual revenues from the sale of TBBS software at least through the 1998 fiscal year. However, no further development or upgrading of the software is expected to be pursued by the Company, as TBBS is progressively phased out of the market in favor of more sophisticated communications products.

PLANNED NEW SOFTWARE PRODUCT

            The Company proposes to develop an IPAD-supported virtual private network ("VPN") product. This product will require the development and integration into the IPAD product of encryption software. The Company expects to license the encryption software from a firm or firms specializing in this technology. The Company has identified encryption software which it believes will meet the needs of this proposed new product and has begun negotiating the terms of a license. The Company has also begun research to identify the important characteristics of a future VPN product offering. The Company believes that the inclusion of the VPN technology in an IPAD product will have considerable market appeal for prospective customers that require secure network connections from remote locations. Development of this proposed new product is in a very early stage and there can be no assurance that the Company will be able to license the necessary technology at a reasonable cost, or at all, nor that the Company will be able to satisfactorily integrate the encryption technology into the IPAD product in a timely manner or at a cost which will permit the Company to effectively compete with other products offering similar technology.

OPERATIONS

      Currently, with respect to all models, the Company purchases sub-assemblies from a variety of manufacturers and wholesalers, and undertakes final assembly and software integration at its production facility in Colorado. In the future, with respect to Models 1200 and 2500, the Company intends to purchase the computers in essentially complete and finished form. Upon shipment to its production facility, the Company would install an extra card in the case of the Model 1200 and load its software. With respect to the somewhat higher performing Model 2500, the modifications and degree of the Company's customization which is undertaken, is less than that applicable to the Model 5000, but more vigorous than that carried out in the context of a typical Model 1200.

      In all cases, the loading of the Company's IPAD software is what serves to distinguish the Company's product line from competing products, and what provides it with its key performance capabilities. Upon the insertion of the additional boards and loading of the software, each unit is tested, certain other quality assurance checks are undertaken, and the devices are packaged.

      If and when the sales volume increases to a level beyond the capacity of the Company's facilities, presently anticipated to be in six to nine months, the Company expects to outsource the assembly of the product to a contract manufacturer in the U.S. The Company has engaged a contract manufacturer in Holland to manufacture products for the European market. This manufacturer was chosen for its existing requisite approvals and certifications, and it is investigating European safety standard requirements for the IPAD products. See "Business - Government Regulations" below.

      It is the intention of the Company to sell its products directly to end-use purchasers, as well as to utilize value added resellers ("VAR"s) and distributors to assist in product dissemination.

INTELLECTUAL PROPERTY

      The Company has no patents, but regards its software as proprietary and attempts to protect it by relying upon copyrights, trade secret laws, internal nondisclosure agreements and transferability restrictions incorporated into its software license agreements. The Company provides its software products under a perpetual paid-up license agreement. Title does not transfer to the customer. Program source listings are not released, which the Company believes further protects against unauthorized transfers of the Company's proprietary information, as well as the confidentiality of the Company's trade secrets. The Company also uses a combination of software programming and hardware devices to protect its products from unauthorized use or duplication.

HISTORY AND COST OF PRODUCT DEVELOPMENT

      Up until and including 1994, substantially all of the Company's revenues were generated from the sale of TBBS software. IPAD product sales commenced in 1995 and the product was released to the general public with the introduction of the IPAD 5000 in 1996. The precursors to the IPAD 5000 (the IPAD 4000 and IPAD
4500) had identical software as the IPAD 5000 but were installed on 66 MHZ Intel 486 CPUs. In 1996, when the 133 MHZ Intel Pentium CPU became available, all installed units of Model 4000 and Model 4500 were replaced with Model 5000. The IPAD 2500 was introduced to the marketplace in mid-1997. The IPAD 1200 was introduced and was available for purchase in October 1997. Seminars, accessories, and services are an ongoing activity designed to supplement and enhance the Company's product offerings, reputation, reliability and industry stature.

      The Company conducts research and development through internal research projects. Costs are incurred from time to time, in specific projects that employ existing technologies for which feasibility previously has been established to develop applications. Production costs for the development of the software used for which technological feasibility has been established but before the product is ready for sale, are capitalized when broad applications are identified within its existing product lines. Costs for which technological feasibility had been established resulted in $130,000 in costs being capitalized in 1995, $440,000 in 1996, and $233,000 in 1997. The Company incurred research and development expenses of $254,000 in 1995, $0 in 1996, and $57,000 in 1997.

      From time to time, the Company has entered into software development consulting agreements. Two agreements entered into with John Patrick McMillan, a consultant, provided for the Company to pay percentages of gross software licensing fees on certain of its products, including the IPAD software. The Company and the consultant have entered into a Termination Agreement terminating those consulting arrangements in consideration of payment of

$60,000, one-half on execution of the Termination Agreement and one-half after completion of the Canadian IPO, and a warrant to purchase 20,000 shares of the Company's Common Stock at $1.00 per share for one year and $1.15 per year for a second year.

THE MARKET FOR THE PRODUCTS

      The primary market being pursued by the Company consists of small to medium size businesses. The Company believes these businesses increasingly find it beneficial to host their own Internet infrastructure rather than rely upon an Internet service provider for all of their Internet access and connectivity needs. A secondary market consists of Internet service providers which can benefit from the Company's IPAD integrated software and hardware product line.

      The Company believes that for most small to medium size businesses, high speed large diameter pipeline access to the Internet is sufficiently important that the businesses would continue to rely upon an Internet service provider in order to gain that advantage if it were not available in Internet connectivity products such as the Company's IPAD products. With new advancements in Internet software, however, individual companies, without a great deal of software expertise, can now assume many of the responsibilities and functions which heretofore have been carried out by Internet service providers on their behalf. This includes control over a router, firewall, remote access server, a web server, and mail server. Perhaps most importantly, rather than paying an Internet service provider substantial fees in order to offer individual e-mail addresses plus Internet access to each of many employees, the IPAD products can provide such services to a growing company and their employees in a much more cost effective manner.

      Because the Company purchases its computer hardware in the United States, and because of requirements for FCC approval and UL certification, the Company has historically limited most of its sales to the United States. Within the United States, the market and the rate of market growth are both considered to be sufficiently large as to be able to absorb all of the Company's projected output through at least the next two years. Although the Company has not acquired requisite product approvals and certification from appropriate agencies that would permit marketing of its IPAD products in the European Union, it has entered into a contract for manufacture of its products in Holland. The contract manufacturer was chosen for its existing requisite approvals and certification and it is investigating European safety standards applicable to the IPAD products. See "Business - Government Regulations."

      The Company has sold more than 400 IPAD units since the introduction of its product line in 1995. In 1997, the Company sold 146 IPAD units. No one customer has accounted for as much as 10% of the Company's revenue in 1995, 1996 or 1997.

      In an article entitled "All-In-One Net Boxes to the Rescue," published in the September 8, 1997 edition of Inter@ctive Week, an Internet industry trade publication, market analysts indicate that in 1997, fewer than 6,000 units of IPAD like products were expected to be sold into the market. If one were to assume that the average sale ranges from $3,000 - $5,000, this would place the total market dimensions at $18 - $30 million excluding follow on accessories and services.

INDUSTRY TRENDS

      At one time, the combination of hardware and software that are currently incorporated within an IPAD device required several pieces of stand alone equipment, and complex software skills. This in turn created barriers to market entry among small to medium sized companies, seeking to host many of their own Internet functions. Unless they maintained the requisite technical skills, it was more cost effective for these companies to allow an Internet service provider to host these services on their behalf.

      The Company believes that two trends within the marketplace are eroding this historical condition. First, the burgeoning demand for e-mail and Internet access has had the effect of increasing the costs borne by companies to provide widespread access to such services among their employees, (notwithstanding general reductions in the unit costs of Internet access as a whole). Second, the Company and its market competitors have been able to take advantage of increasingly powerful and flexible computer systems. Today, these flexible computer systems are readily available at comparatively modest cost and with the integration of appropriate software, they can provide an all in one solution to many of the software and hardware requirements that had previously demanded a variety of pieces of equipment and considerable software integration skills.

      As a consequence, the Company has observed a current industry trend is to increasingly allow companies to take control of certain key Internet management tools that have previously been hosted by Internet service providers and to progressively limit the role of the Internet service providers to that of offering high capacity access to the Internet itself.

MARKETING PLAN

      It is the intention of the Company to rely upon both direct sales and distributors in order to disseminate its product line through the market. During 1998 and the first quarter of 1999, the Company plans to add regional sales managers including a European Sales Director, Customer Service Representatives and a Director of Marketing.

      To assist in creating more customer awareness of the Company, the Company has made provision for an advertising budget of over $100,000 in the forthcoming year, with a further $80,000 for participation in trade shows. Through a combination of reliance upon third party distributors as well as upon direct sales, the Company believes that it can progressively establish a profile as a major industry participant.

COMPETITION

      Competition among the industry participants is based upon a number of factors including product features, type of user primarily serviced, reputation of the Company, ease of installation or use, reliability, cost, service availability and other factors. The Company believes that its principal competitive advantages are the product features, simplicity and ease of installation and the availability of technical support for the product and the customer. The Company's products are also designed to meet the specific needs of the smaller to mid-sized companies that are the Company's target market. For example, while many Internet connectivity devices are Unix-based systems designed to support more complex operations generally required by larger corporations, the Company's products emphasize use of a DOS based system which is thought by management to be more user friendly as compared to those operating on Unix platforms.

      The Company's competitors are comprised of both well-established and recognized industry participants (such as Sun Microsystems, Inc.) and smaller corporations in some respects similar to the Company. Both groups produce products which in terms of fundamental connectivity attributes are similar to those currently offered by the Company. Among the more prominent industry participants at present are companies such as Whistle Communications, Inc. of Foster City, California; Apexx Technologies, Corp. of Boise, Idaho; FreeGate Corporation of Sunnyvale, California; and iPlanet, Inc. of Sunnyvale, California.

      iPlanet, Inc. is a private corporation reportedly established in January 1996. As is the case with the Company, iPlanet provides fully-integrated turn-key Internet connectivity solutions. iPlanet has developed the IPS series of products which provide small to medium sized businesses access to the Internet and Web hosting capabilities. The IP-168 is available in a variety of models to accommodate speeds ranging from 28.8K dial-up to T1 dedicated lines. It incorporates router capabilities, and supports a LAN print server. It includes a Web server, an e-mail server (compatible with popular mail packages such as Eudora, and Microsoft Mail), and standard mail protocols (POP2/3, IMAP3 and SMTP). The product is compatible with both Microsoft's Windows and Unix operating systems. The IPS-PRO is a rack mounted version of the IPS 168 which is designed for larger organizations of about 200 people. The IPS PRO operates with a Pentium 133 MHZ microprocessor, and offers 32 MB RAM and a dual Ethernet connection. In addition to the standard e-mail and web servers, the IPS PRO supports a Domain Name Service Protocol, and can also support remote access users and file sharing. It also includes a firewall (and related software elements known as "proxies"). To complement the IPS-168, iPlanet offers a variety of add-on modules to provide fax, virtual private networking, and e-mail enhancing capabilities.

      Sun Microsystems, Inc. offers Internet servers referred to as "Netra i" which accommodates high-volume Web site management. Netra i software comes with Web server (Netscape Enterprise) and Web authoring software. Electronic mail, a Domain Name Server and FTP functions are also fully integrated, as is firewall security. Netra

Internet servers operate in conjunction with Solaris and Unix operating systems. Until recently, Netra i was classified as a fully integrated series of Internet servers. However, software and hardware components are now sold separately.

      As is the case with the Company, most industry competitors produce an array of products. Some are relatively inexpensive entry level devices, which in some respects can be compared to the IPAD 1200. Typically, these are designed with no significant degree of individual customization. Some products are similar to the IPAD 5000 in that they provide for a substantial degree of customization, and can accommodate multiple interfaces, and more than one hundred individual users on a LAN with little difficulty.

      Cross-comparisons indicate that several competing products incorporate features similar to those offered by IPAD products (in terms of hardware and software components), although they may provide varying degrees of functionality, which in turn accounts for pricing variances. For example, the InterJet product series offered by Whistle Communications, Inc. ranges in price from $1,995 to $3,495 depending upon product features and capability. Products which would likely compete with either the IPAD or the IPAD 5000 can either cost more or less in relation to the IPAD depending upon their technical specifications.

      Some competitors already possess well-established distribution networks or have formed strategic collaborations with key industry players. Others such as Sun Microsystems, Inc. have much greater technical and financial resources compared to the Company. The ability of the Company to effectively compete against such firms cannot be assured, as they are already well established.

AVAILABILITY OF RAW MATERIALS AND SEMI-FINISHED GOODS

      The computers which the Company utilizes to operate its software, whether purchased in finished form, or as sub-assemblies, computer boards, software programs and accessories which are assembled at the Company's production facility from semi-finished goods, all represent widely available materials and components in the marketplace. The Company has the ability to source such goods from a wide range of prospective suppliers, depending upon pricing, delivery, quality assurance and related considerations. In combination, the Company's IPAD software represent a combination of "off the shelf" operating systems and related software licensed from third parties, working in concert with what the Company considers to be its own proprietary software, developed in-house. The Company does not anticipate that the sourcing of such materials is likely to become an impediment to its growth and expansion.

GOVERNMENT REGULATIONS

      As the Company's products require access to telecommunications carriers, the products are subject to regulation by the Federal Communications Commission ("FCC"). The Company's IPAD products use components purchased from other manufacturers which have the required FCC approvals and the Company relies upon the certification of compliance furnished by those manufacturers. No testing or certification of the final assembled products offered by the Company is required. Since the Company's products rely upon electrical power, certain standards with respect to electrical safety must also be met. The manufacturers of purchased components obtain the certification of testing laboratories such as Underwriters Laboratories ("UL") and the Canadian Standards Association and the Company again relies upon those certifications without the necessity for certification of the final assembled products. The Company believes there are no other material U.S. federal or state regulations which must be satisfied to permit the sale of its products in the U.S.

      The Company has not acquired requisite product approvals and certification from appropriate agencies to permit IPAD products to be marketed in the European Union. The Company has entered into an agreement with a subcontract manufacturer located in Holland. This subcontract manufacturer was chosen for its existing requisite approvals and certifications held, including ISO 9002 certification. The Company's contract manufacturer is investigating European safety standard requirements for the IPAD products by its Quality Organization. The Company has not yet ascertained which approvals and certifications are required to sell its product in the European Union. There can be no assurance that the necessary approvals will be obtained without extended delays, or at all.

EMPLOYEES

      At March 1, 1998, 20 people were employed by the Company, all on a full-time basis, and four persons were performing services for the Company on a contract basis until full-time management can be hired. The Company believes its employee relations are excellent.

                            DESCRIPTION OF PROPERTY

      The Company's office, production and warehouse facilities are located at 5335 Sterling Drive, Suite C, Boulder, Colorado 80301. The Company leases approximately 5,300 square feet of space at this location pursuant to a lease entered into in November 1997, which expires October 31, 2000, at a rent of approximately $58,000 per year. The Company believes that this space will be sufficient for the Company's operations for the foreseeable future.

      The Company also remains obligated until November 1998 on a lease covering 1,300 out of 7,500 square feet of lease space that the Company formerly occupied in Aurora, Colorado. Rental on this 1,300 square feet is approximately $13,000 per year. The Company hopes to sublet this space in the near future, but at present the Company is using that space for storage.

         DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

DIRECTORS AND EXECUTIVE OFFICERS

      The following is a list of the current directors and senior officers of the Company, their addresses, current positions with the Company and principal occupations during the past five years:

-------------------------------------------------------------------------------
NAME AND ADDRESS                   PRINCIPAL OCCUPATION FOR PREVIOUS FIVE YEARS
-------------------------------------------------------------------------------
PHILIP L. BECKER(1)                Age 51, Chairman, Chief Technology Officer
Chairman, Chief Executive Officer  and Chief Executive Officer of the Company
and Chief Technology Officer and   since September 1997; President of the
Director                           Company from July 1985 to September, 1997;
                                   Director of the Company from 1984 to
                                   present.

REGIS A. FRANK(1)                  Age 52, President and Chief Operating
President, Chief Operating Officer Officer of the Company since January 1998;
and Director                       Vice-President, Marketing and Sales, of
                                   Sigmacom Corporation, a software developer and integration services company, from May
                                   1997 to December 1997; President of Team
                                   Advisors, a business and marketing consulting company, from November 1995 to April 1997;
                                   President and Chief Executive Officer for
                                   SecaGraphics, Inc., a software development company; from September 1986 to October 1995.

MICHAEL W. JOHNSON                 Age 36, President and CEO, INFONOW
Director                           Corporation, Denver, Colorado, since 1995;
1875 Lawrence Street               Engagement Manager, McKinsey & Company,
Denver, CO 80302                   Inc., consultants, Dallas, Texas and
                                   Amsterdam, Netherlands from 1990 to 1995.

ROBERT B. LOUTHAN                  Age 56, President of RBL Management Sciences,
Director                           a management marketing and sales consulting
P. O. Box 4966                     company, since 1986.
Vail, CO 81658

RICHARD B. RICE                    Age 47, Owner, The Costwatch Consulting
Director                           Group, Inc., a telecommunications consulting
5380 Lookout Ridge Drive           company, since 1989.
Boulder, Colorado 80301

KENT NUZUM(1)                      Age 31, Employed by Daryl Yurek since
Secretary and Acting Chief         January 1997; Assistant Vice-President,
Financial Officer                  Commercial Loans for Bank One, Colorado from
                                   August 1990 to January 1997.

ROBERT B. HARTMAN(1)               Age 37, Vice-President, Engineering of the
Vice President-Engineering         Company since January 1993; Senior Software
                                   Engineer for the Company from 1990 to 1993;
                                   President of Spark Software, a computer
                                   consulting company from 1986 to 1990; Senior
                                   Software Engineer and Project Leader for
                                   Automatrix, Inc., a software development company, from 1983 to 1986.

JASON M. ROLLINGS(1)               Age 36, Vice-President, Operations of the
Vice President - Operations        Company since November 1997; Director of
                                   Factory Operations for Micromotion
                                   Inc., an electronics manufacturer, from July
                                   1997 to October 1997; Director of
                                   Manufacturing for Hi-Tech Manufacturing, a printed circuit board and computer manufacturer, from April 1995 to July 1997;
                                   Director of Manufacturing for Codar Inc., a military computer manufacturer, from
                                   September 1988 to March 1995.

------------------------------

(1)    Address:  5335  Sterling Drive, Suite C, Boulder, Colorado 80301.

      Messrs. Becker, Frank, Hartman and Rollings are all full-time employees of the Company. Mr. Nuzum is a consultant serving as Secretary and acting Chief Financial Officer on a part-time basis.

ELECTION OF DIRECTORS

      Four directors of the Company were elected by the shareholders at a meeting on February 10, 1998 and will hold office until the next annual meeting at which time they may be re-elected or replaced. The Certificate of Incorporation of the Company permits the directors to appoint new directors to fill any vacancies that may occur on the board. Individuals appointed as directors to fill vacancies on the board or added as additional directors hold office like any other director until the next annual shareholder meeting at which time they may be re-elected or replaced. On March 16, 1998, the directors elected and appointed Richard B. Rice as a director.

                            EXECUTIVE COMPENSATION

PHILIP L. BECKER EMPLOYMENT AGREEMENT

      On September 2, 1997 the Company and Philip L. Becker, the founder, Chairman, Chief Technology Officer, Chief Executive Officer and a director of the Company, entered into an employment agreement (the "Becker Agreement") which extends for a thirty six month period commencing on September 1, 1997. Under the terms of the Becker Agreement the Company paid to Mr. Becker the sum of $8,333 per month until March 17, 1998, the completion of the Canadian Offering, and thereafter the sum of $10,000 per month, plus incentive stock options to acquire 200,000 Common Shares at a price of $1.00 for a period of five years from the date of issuance, September 2, 1997. The options vest over a 36-month period. No options were exercisable initially, but 7/36 of the options will vest seven months after the date of issuance, September 2, 1997, and 1/36 of the options will vest on the first day of each month thereafter.

      The Becker Agreement also provides that Philip Becker shall be eligible to receive a quarterly performance bonus equal to 10% of the Company's earnings net of adjustments for interest and taxes. In the event that the bonus exceeds 50% of Mr. Becker's gross annual salary, the bonus will be capped at the amount of Mr. Becker's salary for the quarter.

      The Becker Agreement incorporates a non-competition agreement which extends for 12 months after the termination of Philip Becker's employment with the Company and confidentiality provisions which extend for five years following the termination of Becker's employment with the Company. The Becker Agreement may be terminated by either the Company or Mr. Becker on 30 days notice without cause. If Mr. Becker's employment is terminated by the Company without cause, the Company must pay Mr. Becker one month's salary for each year of employment since 1992.

                          EXECUTIVE COMPENSATION TABLE

                                                                                  LONG TERM COMPENSATION
                                                                       ---------------------------------------
                                   ANNUAL COMPENSATION                         AWARDS               PAYOUTS
                                -----------------------------------   --------------------------  ------------
                                                                                     SECURITIES
                     YEAR ENDED                                        RESTRICTED    UNDERLYING
  NAME AND            DECEMBER                         OTHER ANNUAL      STOCK        OPTIONS/         LTIP          ALL OTHER
PRINCIPAL POSITION       31,    SALARY($)   BONUS($)   COMPENSATION   AWARDS(S)($)     SARS(#)      PAYMENTS($)    COMPENSATION($)


PHILIP L. BECK          1997    100,000      --             --             --              --           --              --
Chief Executive         1996     60,000      --             --             --              --           --              --
Officer                 1995     45,000      --             --             --              --           --              --

J. WAYNE FARLOW         1997     40,000(1)   --             --             --              --           --              --

------------------------

(1)Served as CEO from September 2, 1997 to November 7, 1997. Mr. Farlow received a salary of $10,000 per month while serving as CEO. Pursuant to the Severance Agreement described below, the Company paid Mr. Farlow's salary through March 7, 1998.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

      Prior to the adoption of the Stock Option Plan described below, no stock options were ever granted to or exercised by executive officers of the Company.

      In February 1998, the Board of Directors and shareholders of the Company approved an amended Stock Option Plan, originally adopted in August 1997 (the "Plan"), which provides for incentive stock options and non-statutory options to be granted to officers, employees, directors and consultants to the Company. Options, to purchase up to 900,000 shares of the Company's Common Stock may be granted under the Plan. Terms of exercise and expiration of Options granted under the Plan may be established in the discretion of an Administrative Committee appointed to administer the Plan or by the Board of Directors if no Committee is appointed, but no option may be exercisable for more than five (5) years.

      In the fiscal year ending December 31, 1997, stock options were granted as follows:


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                      % OF TOTAL
                    NUMBER OF       OPTIONS GRANTED
                 SHARES UNDERLYING  TO EMPLOYEES IN   EXERCISE       EXPIRATION
      NAME       OPTIONS GRANTED      FISCAL YEAR      PRICE            DATE

Philip L. Becker    200,000(1)          36%         $1.00/share     9/2/2002

J. Wayne Farlow      60,000(2)          10%         $ .50/share     9/2/1998(2)

J. Wayne Farlow     200,000(3)          36%         $1.00/share     3/17/2003(3)

J. Wayne Farlow     100,000(3)          18%         $2.00/share     3/17/2003(3)
-------------------------------

(1)No options were exercised during the fiscal year ended December 31, 1997.

(2)Pursuant to the Severance Agreement described below, Mr. Farlow exercised this option on December 19,1997 and purchased the shares on February 20, 1998.

(3)Upon Mr. Farlow's resignation on November 7, 1997 as described below, these options expired.

            AGGREGATED OPTIONS/SAR EXERCISES FY-END OPTION/SAR VALUES

      (A)               (B)         (C)              (D)                           (E)

                                              NUMBER OF SECURITIES       VALUE OF UNEXERCISED IN-
                      SHARES                 UNDERLYING UNEXERCISED     THE MONEY OPTIONS/SARS
                     ACQUIRED      VALUE    OPTIONS/SARS AT FY-END(#)   AT FY-END(#) EXERCISABLE/
     NAME           ON EXERCISE   REALIZED  EXERCISABLE/UNEXERCISABLE        UNEXERCISABLE

Philip L. Becker       - 0 -       - 0 -            200,000 (U)                    $ 0
Chairman & CEO

J. Wayne Farlow      60,000(1)    $30,000             - 0 -                        $ 0

------------------------------

(1)Pursuant to the severance agreement described below, Mr. Farlow exercised this option on December 19,1997 and purchased the shares on February 20, 1998.

      During the fiscal year ended December 31, 1997, the Company did not make any long-term incentive plan awards not disclosed above.

DIRECTOR COMPENSATION

      The directors of the Company are not currently compensated for serving as directors, but each director has been granted an option to purchase 18,000 shares of Common Stock at $1.00 per share. Mr. Becker and Mr. Frank also receive compensation as officers.

SEVERANCE AGREEMENT

      Wayne Farlow was Chief Executive Officer of the Company from September 2, 1997 to November 11, 1997. On December 19, 1997 the Company and Wayne Farlow entered into a Severance Agreement and a Mutual Release (the "Severance Agreement") pursuant to that Agreement, the Company and Mr. Farlow agreed to Mr. Farlow's resignation as an officer and director effective November 7, 1997 and the Company paid Mr. Farlow $10,000 per month through March 7, 1998, plus $1,875 in lieu of accrued vacation. The Company also agreed to allow Wayne Farlow to continue to participate in the Company's health insurance program, with premiums paid by the Company, until March 1998. In accordance with an option previously granted to Mr. Farlow, he has purchased 60,000 shares of Common Stock of the Company at a price of $0.50 per share, paid for by cash ($600) with the balance secured by a non-recourse promissory note, payable to the Company and due September 5, 1999.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The Company has a total of 5,039,061 shares of Common Stock issued and outstanding after the issuance of 1,550,000 shares in the Canadian Offering and 110,000 shares to the Agent in that Offering. The following table sets forth information regarding beneficial ownership of Common Stock of the Company and options to purchase Common Stock that are currently exercisable or exercisable within sixty days of the date of this Prospectus held by (i) each person or group of persons known by the Company to own beneficially five percent (5%) or more of the outstanding shares of the Company's Common Stock, (ii) each director of the Company, (iii) each executive officer named in the Executive Compensation Table and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, the shareholders listed below have sole voting and investment power with respect to the shares reported as beneficially owned.

                                          AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER      BENEFICIAL OWNERSHIP  PERCENT OF CLASS
------------------------------------      ------------------    ----------------
Philip L. Becker, Director, Chairman and      1,087,444(1)               21.4%
  CEO...............................
5335 Sterling Drive, Suite C
Boulder, CO  80301

Regis A. Frank, President, Chief Operating       47,250(2)                0.9%
  Officer and Director .............
5335 Sterling Drive, Suite C
Boulder, CO 80301

Michael W. Johnson, Director .......             17,250(3)                0.3%
1875 Lawrence Street
Denver, CO 80302

Robert B. Louthan, Director ........              9,250(4)                0.2%
P. O. Box 4966
Vail, CO 81658

Opus Capital Fund, LLC..............            437,500(5)                8.5%
1113 Spruce St.
Boulder, CO  80302

Daryl Yurek(6)......................            425,330(6)                8.3%
1041 Kalmia Avenue
Boulder, CO 80304

W. Terrance Schreier(7).............            252,265(7)                5.0%
1942 Broadway, Suite 303
Boulder, CO  80302

Gene R. Copeland(8).................            222,267(8)                4.4%
5373 Lookout Ridge Drive
Boulder, CO  80301

J. Wayne Farlow, Former Director                180,000(11)               3.6%
  and CEO(10).......................

Directors and Executive Officers....          1,248,894(9)               24.7%
as a group

------------------------

(1) Includes 44,444 options exercisable presently or within 60 days.

(2) Includes 22,250 options exercisable presently or within 60 days.

(3) Includes 2,250 options exercisable within 60 days.

(4) Reflects options exercisable presently or within 60 days.

(5) Includes 87,500 shares purchasable upon exercise of warrants.

(6) Includes 100,000 shares beneficially owned by Mr. Yurek and held in the name of the Daryl F. Yurek Self Employed Pension of which Smith Barney Inc. is custodian. Excludes warrants to purchase 207,300 shares of Common Stock exercisable beginning September 16, 1998 and expiring March 31, 1999.

(7) Includes 41,500 shares held in the name of W. Terrance Schreier Simplified Employee Pension (SEP), and 202,265 shares held by Transition Partners, Ltd. Transition Partners, Ltd. is controlled by Mr. Schreier and he is therefore the beneficial owner of all shares and warrants held in the name of Transition Partners, Ltd. Excludes warrants held by Transition Partners, Ltd. to purchase up to 103,650 shares of Common Stock of the Company exercisable beginning September 16, 1998 and expiring March 31, 1999.

(8) Shares are held by Copeland Consulting Group, Inc. which is controlled by Mr. Copeland and he is therefore the beneficial owner of all shares and warrants held in the name of Copeland Consulting Group, Inc. Excludes warrants held by the Copeland Consulting Group, Inc. to purchase 103,650 shares of Common Stock of the Company exercisable beginning September 16, 1998 and expiring March 31, 1999.

(9) Includes 65,639 options exercisable presently or within 60 days.

(10)Served as CEO from September 2, 1997 to November 7, 1997.

(11)Includes 60,000 shares held by the Company as security for the payment of a promissory note payable to the Company.

                             SELLING STOCKHOLDERS

    The following table sets forth certain information regarding beneficial ownership of Common Stock as of March 17, 1998, after giving effect to the Canadian Offering by the stockholders selling shares in this offering.

                               SHARES                      SHARES       SHARES
                             BENEFICIALLY  PRE-OFFERING   OFFERED     BENEFICIALLY  POST-OFFERING
                             OWNED PRE-     PERCENTAGE     IN THE     OWNED POST-        %
    NAME AND ADDRESS          OFFERING     OWNERSHIP(1)   OFFERING     OFFERING       OWNERSHIP
------------------------     ----------    ------------   --------    ------------  -------------
Philip L. Becker........      1,087,444       21.4%       100,000      987,444         17.8%
5335 Sterling Drive, Suite C
Boulder, CO 80301

Opus Capital Fund, LLC..     437,500(2)        8.5%       437,500(2)       -0-            0%
1113 Spruce Street
Boulder, CO 80302

Daryl Yurek.............     425,330(3)        8.3%       532,630(3)   100,000          1.8%
1041 Kalmia Avenue
Boulder, CO  80304

Transition Partners, Ltd.    252,265(4)        5.0%       305,915(4)    50,000          0.9%
1942 Broadway, Suite 303
Boulder, CO 80302

Copeland Consulting Group,   222,267(5)        4.4%       275,917(5)    50,000          0.9%
1942 Broadway, Suite 303
Boulder, CO 80302

Wayne Farlow............     180,000           3.6%       180,000          -0-            0%
4020 Pinon Drive
Boulder, CO 80303

Marion Jack Rickard.....      100,000          2.0%       100,000          -0-            0%
8500 W. Bowles Ave, #210
Littleton, CO 80123

Robert C. Hartman, Jr...       46,500          1.0%        20,000       26,500          0.5%
3837 S. Olathe Circle
Aurora, CO 80013


                                      -25-


                                SHARES                      SHARES       SHARES
                              BENEFICIALLY  PRE-OFFERING   OFFERED     BENEFICIALLY  POST-OFFERING
                               OWNED PRE-    PERCENTAGE     IN THE      OWNED POST-        %
    NAME AND ADDRESS            OFFERING    OWNERSHIP(1)   OFFERING      OFFERING      OWNERSHIP
------------------------      ------------  ------------   --------    ------------  -------------
Robert C. Hartman, Sr...        15,000         0.3%         10,000         4,000         0.1%
3837 S. Olathe Circle
Aurora, CO 80013

Joe W. Green............        70,000         1.4%         30,000        30,000          0.7%
2182 S. Grant St.
Denver, CO 80210

William G. Witmore......        20,000         0.4%         20,000          -0-             0%
3905 Promontory Court
Boulder, CO 80304

Terrance W. Hefty.......        20,000         0.4%         20,000          -0-             0%
8558 Baseline Road
Lafayette, CO 80026

Kent Nuzum..............        29,200         0.2%         29,200          -0-             0%
5335 Sterling Drive, Suite C
Boulder, CO  80301

James Oleynick..........        40,000         0.8%         40,000          -0-             0%
1749 McSpadden Ave
Van Couver, British Columbia
V5N1L3

Adrian Swanton..........        20,000         0.4%         20,000          -0-             0%
4336 Prospect Road
North Vancouver,
British Columbia
V7N3L7

Equity Ventures Ltd.....        20,000         0.4%         20,000          -0-             0%
44 Church Street
Hamilton HM12, Bermuda

The Goleen Corp. Ltd....        40,000         0.8%         40,000          -0-             0%
94 Dowdeswell St.
Box N7521
Nassau, Bahamas

William E. Hodal........        10,000         0.2%         10,000          -0-             0%
2200 - 609 Granville Street
P.O. Box 10337, Pacific Centre
Vancouver, BC   V7Y 1H2

Jeana Traviss...........        50,000         1.0%         50,000          -0-             0%
2200 - 609 Granville Street
P.O. Box 10337, Pacific Centre
Vancouver, BC   V7Y 1H2

Henry Ewanchuk..........        80,000         1.6%         80,000          -0-             0%
4116 West 8th Avenue
Vancouver, BC  V6R 1Z6


                                      -26-


                                SHARES                      SHARES       SHARES
                              BENEFICIALLY  PRE-OFFERING   OFFERED     BENEFICIALLY  POST-OFFERING
                               OWNED PRE-    PERCENTAGE     IN THE      OWNED POST-        %
    NAME AND ADDRESS            OFFERING    OWNERSHIP(1)   OFFERING      OFFERING      OWNERSHIP
------------------------      ------------  ------------   --------    ------------  -------------
Mike Meyers.............         20,000         0.4%        20,000         -0-             0%
826 West 48th Avenue
Vancouver, BC   V5Z 2R9

Chelsea Capital Corporation      40,000         0.8%        40,000         -0-             0%
1600 - 750 W. Pender Street
Vancouver, BC  V6C 2T8

Michael Thomson.........         20,000         0.4%        20,000         -0-             0%
1600 - 750 W. Pender Street
Vancouver, BC   V6C 2T8

C.M. Oliver Capital Corporation  20,000         0.4%        20,000         -0-             0%
1600 - 750 W. Pender Street
Vancouver, BC   V6C 2T8

Garrow Bay Holdings Ltd.          8,000         0.2%        8,000          -0-             0%
6175 Nelson Avenue
West Vancouver, BC V7W 2A1

Bruce Buckland..........          8,000         0.2%        8,000          -0-             0%
2200-609 Granville Street
P.O. Box 10337, Pacific Centre
Vancouver, BC V7Y 1H2

Randy Ayers.............          8,000         0.2%        8,000          -0-             0%
2200 - 609 Granville Street
P.O. Box 10337, Pacific Centre
Vancouver, BC V7Y 1H2

Glenn Butterworth.......          8,000         0.2%        8,000          -0-             0%
2200 - 609 Granville Street
P.O. Box 10337, Pacific Centre
Vancouver, BC V7Y 1H2

Richard H. Becker.......         10,000         0.2%        10,000          -0-            0%
1056 Ortego Road
Pebblebeach, CA  93953

Dale Eckert.............          8,000         0.2%        8,000          -0-             0%
2200 - 609 Granville Street
P.O. Box 10337, Pacific Centre
Vancouver, BC V7Y 1H2

Daniel L. Copeland......          3,333         0.1%        3,333          -0-             0%
5373 Lookout Ridge Dr.
Boulder, CO  80301

Patrick J. Copeland.....          3,333         0.1%        3,333          -0-             0%
5373 Lookout Ridge Dr.
Boulder, CO  80301

                                      -27-



                                SHARES                      SHARES       SHARES
                              BENEFICIALLY  PRE-OFFERING   OFFERED     BENEFICIALLY  POST-OFFERING
                               OWNED PRE-    PERCENTAGE     IN THE      OWNED POST-        %
    NAME AND ADDRESS            OFFERING    OWNERSHIP(1)   OFFERING      OFFERING      OWNERSHIP
------------------------      ------------  ------------   --------    ------------  -------------

Michelle L. Peebles.....          3,333         0.1%        3,333          -0-             0%
5373 Lookout Ridge Dr.
Boulder, CO  80301

----------------------------

(1) The percentages are calculated after 1,550,000 shares of Common Stock were sold in the Canadian Offering and 110,000 shares were issued to C.M. Oliver & Company Limited as a corporate finance fee relating to the Canadian Offering.

(2) Includes warrants to purchase 87,500 shares of Common Stock.

(3) Includes 100,000 shares held in the name of the Daryl F. Yurek Self Employed Pension of which Smith Barney Inc. is custodian. Shares Beneficially Owned Pre-Offering excludes warrants to purchase up to 207,300 shares exercisable from September 16, 1998 to March 31, 1999, but Shares Offered in the Offering include such warrant shares.

(4) Shares Beneficially Owned Pre-Offering excludes warrants to purchase up to 103,650 shares of Common Stock of the Company exercisable from September 15, 1998 to March 31, 1999, but such warrant shares are included in Shares Offered in the Offering. Transition Partners, Ltd. is controlled by Mr. Schreier and he is the beneficial owner of all shares and warrants held in the name of Transition Partners, Ltd.

(5) Shares Beneficially Owned Pre-Offering excludes warrants to purchase 103,650 shares of Common Stock of the Company exercisable from September 15, 1998 to March 31, 1999, but such warrant shares are included in Shares Offered in the Offering. Copeland Consulting Group, Inc. is controlled by Gene R. Copeland and he is the beneficial owner of all shares and options held in the name of Copeland Consulting Group, Inc.

           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

COMMON STOCK

    Effective March 17, 1998, following completion of the Canadian Offering, the Common Stock of the Company became listed and began trading on the Vancouver Stock Exchange. Such exchange is presently the only market, and is expected to continue to be the primary market for the Common Stock. There are no proposals, arrangements or understandings with any U.S. brokers, dealers or other persons to establish a market for the Common Stock in the United States, and no market is expected to develop in the near future. Moreover, at the date of this Prospectus, the Common Stock has not been registered or qualified for sale under state securities or Blue Sky laws of any states. The shares may therefore be sold by the Selling Stockholders, or resold by a purchaser of the shares from a Selling Stockholder, in the U.S., only to residents of states in which the sale of the shares, and in transactions, which are exempt from any registration or qualification requirement of the laws of that state.

    The Company has 5,039,061 shares of Common Stock issued and outstanding, of which 2,646,110 shares held by U.S. Persons are "restricted securities" under Rule 144 of the Securities Act of 1933, as amended (the "Act"). The 1,660,000 shares issued in connection with the Canadian Offering are freely tradable in Canada and such shares are subject to Regulation S under the Act and may not be sold in the United States or to U.S. Persons (as defined in Regulation S) until after April 25, 1998, and an additional 410,000 shares issued pursuant to Regulation S in September 1997 cannot be sold in the U.S. or to U.S. Persons until September 4, 1998, unless registered or exempt under the Act. 940,000 of the shares held by Philip Becker have been held for the one-year period under Rule 144, and will satisfy the two-year holding period under Rule 144 on June 21, 1998. The remaining 1,701,110 shares subject to Rule 144 will satisfy the Rule 144 one-year and two-year (as the case may be) holding periods at various times from September 4, 1998 through March 17, 2000. In addition to Rule 144 and Regulation S restrictions on sales under the U.S. securities laws, in accordance with Vancouver Stock Exchange requirements, 887,500 shares are subject to a "hold" and may not be sold by the owners until at least June 16, 1998, and additionally 151,579 shares are subject to a "hold" until September 16, 1998 and 150,000 shares until March 16, 1999.

STOCK OPTIONS AND WARRANTS

    As of the date of this Registration Statement, options to purchase 736,000 shares have been granted under the Company's Stock Option Plan (the "Option Plan"), 33,000 of which are currently exercisable. In addition, the Company has granted warrants to consultants to purchase an aggregate of 522,100 shares of Common Stock. All such options are exercisable at a price of $1.00 per share, and the warrants are exercisable at $1.00 per share until March 16, 1999 and at $1.15 per share thereafter until March 16, 2000.

    The Company has granted to the Agent for the Canadian Offering a non-transferable warrant (the "Agent's Warrant") to acquire up to 250,000 shares of Common Stock. The Agent's Warrant is exercisable at $1.00 per share until March 16, 1999, and thereafter at $1.15 per share until March 16, 2000.

HOLDERS

    At March 17, 1998, there were approximately 500 holders of Common Stock of the Company.

DIVIDENDS

    The Company intends, for the foreseeable future to retain all earnings, if any, for the development of its business opportunities. The payment of future dividends will be at the discretion of the Company's board of directors and will depend upon, among other things, future earnings, capital requirements, the Company's financial condition and general business conditions.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The Company has entered into transactions with its officers and directors, and with principal shareholders listed above or affiliated entities as described below.

EMPLOYMENT AGREEMENT - PHILIP BECKER

    On September 2, 1997 the Company and Philip Becker ("Becker"), the Chairman, Chief Technical Officer, Chief Executive Officer and a director of the Company, entered into an employment agreement (the "Becker Agreement") which extends for a thirty six month period commencing on September 1, 1997. Under the terms of the Becker Agreement the Company will pay to Becker the sum of $8,333 per month until the completion of the Canadian Offering and thereafter the sum of $10,000 per month plus incentive stock options to acquire 200,000 shares of Common Stock at a price of $1.00 per share for a period of five years from the date of the issuance, September 2, 1997. The option will vest over a 36 month period. No options will be exercisable initially, but 7/36 of the options will vest seven months after the date of the issuance, September 2, 1997, and 1/36 of the options will vest on the first day of each month thereafter.

    The Becker Agreement also provides that Becker shall be eligible to receive a quarterly performance bonus equal to 10% of the Company's earnings net of adjustments for interest and taxes. In the event that the bonus exceeds 50% of Becker's gross annual salary, the bonus will be capped at the amount of Mr. Becker's salary for the quarter.

    The Becker Agreement includes non-competition and confidentiality provisions which extend for 12 months and five years following the termination of Becker's employment with the Company, respectively. The Becker Agreement may be terminated by either the Company or Becker on 30 days notice without cause. If his employment is terminated by the Company without cause, the Company must pay Becker one month's salary for each year of employment since 1992.

CONSULTING AGREEMENTS

    On September 2, 1997, the Company and Kent Nuzum ("Nuzum"), the Secretary, Interim Chief Financial Officer and a director of the Company, entered into a consulting and non-competition agreement (the "Nuzum Agreement") which extends for an eleven month period ending July 31, 1998. Under the terms of the Nuzum Agreement, Nuzum provides certain consulting services related to the management of the regulatory issues associated with the listing of the Company's Common Stock with various stock exchanges in Canada and the United States. As payment for his consulting services Nuzum receives the sum of $3,500 per month (the "Consulting Fee") plus Nuzum's reasonable out-of-pocket expenses. In consideration of the Consulting Fee Nuzum agrees not to disclose any confidential information relating to the Company for a period of twelve months following termination of the Nuzum Agreement.

    The Company and Transition Partners, Ltd. ("TPL"), a Colorado corporation with its principal place of business at 1942 Broadway, Suite 303, Boulder, Colorado, U.S.A. 80302, entered into a letter consulting agreement (the "TPL Agreement") on October 14, 1996, which was subsequently modified and extended on May 6, 1997 and August 22, 1997. Under the terms of the TPL Agreement, as amended, TPL provides certain consulting and advisory services related to general corporate development, strategic planning and capital formation of the Company. As payment for its consulting services TPL received a lump-sum payment of $20,500, in addition to the $36,000 in fees received during the period October 1996 to March 1997, and two promissory notes in the amounts of $41,000 and $75,000 respectively. Each of the promissory notes was payable, at the option of the Company, by issuance of Common Stock of the Company valued at the price of the Common Stock issued in the Canadian Offering, and these promissory notes have been paid by the issuance of shares of Common Stock at a price of $1.00 per share. The TPL Agreement will terminate on May 21, 1998.

    On August 22, 1997 the Company and Pantheon Capital Ltd. ("Pantheon") entered into a consulting and non-competition agreement (the "Pantheon Agreement") which extends until May 21, 1998. Under the terms of the Pantheon Agreement, as amended November 11, 1997, Pantheon provided certain consulting services relating to an interim private financing of up to $410,000 and to the Canadian Offering and agreed not to disclose confidential information of the Company for five years. All rights of Pantheon under the Pantheon Agreement have subsequently been transferred to its Stockholders, David Yurek and Kent Nuzum. In consideration of its consulting services Pantheon was issued warrants to purchase 414,600 shares of Common Stock of the Company at $1.00 per share beginning September 16, 1998 and expiring March 31, 1999. The warrant provides that it may be exercised by giving a non-interest bearing 12-month promissory note to the Company.

SEVERANCE AGREEMENT

    On December 19, 1997 the Company and Wayne Farlow, the President of the Company from September 2 to November 11, 1997 entered into the Severance Agreement described under "Executive Compensation - Severance Agreement."

                                SALE OF SHARES

    The sale of Shares by the Selling Stockholders may be effected from time to time in transactions (which may include block transactions) on any stock exchange or trading market, if any, on which the Company's Common Stock is listed or traded, in negotiated transactions, or a combination of such methods of sale at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of such shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealers that act in connection with the sale of the shares of Common Stock hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act and any commissions received by them and any profit on the resale of the Shares as principals might be deemed to be underwriting discounts and commissions under the Act.

    The Company has paid substantially all of the expenses incident to the offering of the Shares, other than any fees and expenses of counsel to any of the Selling Stockholders.

                                LEGAL MATTERS

    The due authorization, valid issuance and non-assessability of the shares of Common Stock offered hereby will be passed upon for the Company by the law firm of Davis, Graham & Stubbs LLP, Denver, Colorado.

                          DESCRIPTION OF SECURITIES

      The Company is authorized to issue 50,000,000 shares of Common Stock, $.01 par value. The holders of Common Stock are entitled to vote at all meeting of stockholders, to receive dividends if, as and when declared by the board of directors, and to participate ratably in any distribution of property or assets on the liquidation, winding up or other dissolution of the Company. The shares have no preemptive or conversion rights.

                                    EXPERTS

      The financial statements of the Company included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the Registration Statement and are included in reliance upon such reports given upon the authority of said firms as experts in auditing and accounting.

                            AVAILABLE INFORMATION

      The Company has filed with the Commission, a Registration Statement on Form 10-SB pursuant to the Securities Exchange Act of 1934, as amended and a Registration Statement on Form SB-2 pursuant to the Securities Act of 1933, as amended (collectively referred to as the "Registration Statements") with respect to the Shares being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statements, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statements, each such statement being qualified in its entirety by such reference. The Registration Statements may be inspected and copied at the offices of the Commission at Judiciary Plaza Building, 450 Fifth Street, N.W., Washington, D.C. 20549; and its regional offices located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material, or any portion thereof, may be obtained from the Public Reference Section of the Commission, Judiciary Place, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains information regarding registrants' electronic filings with the Commission. The address of the Commission's Web site is http://www.sec.gov.

      The Company files reports and other financial information with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, and following completion of this Offering, the Company intends to furnish its stockholders with annual reports containing audited financial statements examined and reported upon by its independent certified public accountants and such interim reports, in each case, as it may determine to furnish or as may be required by law.

                                                 ESOFT, INCORPORATED












                                                          FINANCIAL STATEMENTS
                                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                       ESOFT, INCORPORATED

                                                                  CONTENTS

-------------------------------------------------------------------------------




          REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS       3

          BALANCE SHEET AT DECEMBER 31, 1997                   4 - 5

          STATEMENTS OF OPERATIONS FOR THE YEARS ENDED
              DECEMBER 31, 1997 AND 1996                           6

          STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE YEARS ENDED
              DECEMBER 31, 1997 AND 1996                           7

          STATEMENTS OF CASH FLOWS FOR THE YEARS
              ENDED DECEMBER 31, 1997 AND 1996                     8

          SUMMARY OF ACCOUNTING POLICIES                      9 - 14

          NOTES TO FINANCIAL STATEMENTS                      15 - 23

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors
eSoft, Incorporated
Boulder, Colorado

We have audited the accompanying balance sheet of eSoft, Incorporated as of December 31, 1997 and the related statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of eSoft, Incorporated at December 31, 1997 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


/s/BDO Siedman, LLP

Denver, Colorado
March 5, 1998

                                                     ESOFT, INCORPORATED

                                                           BALANCE SHEET

-------------------------------------------------------------------------------



December 31,                                                             1997
-------------------------------------------------------------------------------


ASSETS

CURRENT:
  Cash and cash equivalents                                        $  102,837
  Accounts receivable, less allowance of
   $48,000 for possible losses                                        199,832
  Subscriptions receivable                                            200,000
  Inventories                                                          94,607
  Prepaid expenses and other                                           44,799
  Deferred income taxes                                                18,000
-------------------------------------------------------------------------------


Total current assets                                                  660,075
-------------------------------------------------------------------------------


PROPERTY AND EQUIPMENT:
  Computer equipment                                                  119,544
  Furniture and equipment                                             143,157
-------------------------------------------------------------------------------


                                                                      262,701

  Less accumulated depreciation                                       147,881
-------------------------------------------------------------------------------


Net property and equipment                                            114,820

OTHER ASSETS:
  Capitalized software development costs,
   net of accumulated amortization of $152,673                        651,470
  Deferred offering costs                                             280,896
  Other                                                                17,539
-------------------------------------------------------------------------------


TOTAL OTHER ASSETS                                                    949,905
-------------------------------------------------------------------------------


                                                                   $1,724,800
-------------------------------------------------------------------------------

See accompanying summary of accounting policies and notes to financial statements.

                                                       ESOFT, INCORPORATED

                                                             BALANCE SHEET

-------------------------------------------------------------------------------


December 31,                                                             1997
-------------------------------------------------------------------------------


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Note payable - bank                                              $   75,757
  Accounts payable                                                    174,754
  Deferred revenue                                                     46,622
  Accrued expenses and other                                           91,949
  Notes payable, related party - current                               20,000
-------------------------------------------------------------------------------

Total current liabilities                                             409,082

DEFERRED TAX LIABILITY - NET                                          180,000
CONVERTIBLE NOTES PAYABLE -
  RELATED PARTIES                                                     355,903
-------------------------------------------------------------------------------

Total liabilities                                                     944,985
-------------------------------------------------------------------------------

COMMITMENTS

STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, 50,000,000 shares
   authorized, 2,433,158 shares issued
   and outstanding                                                     24,332
  Additional paid in capital                                        1,135,432
  Accumulated deficit                                                (379,949)
-------------------------------------------------------------------------------

Total stockholders' equity                                            779,815
-------------------------------------------------------------------------------



                                                                   $1,724,800
-------------------------------------------------------------------------------

See accompanying summary of accounting policies and notes to financial statements.

                                                       ESOFT, INCORPORATED

                                                  STATEMENTS OF OPERATIONS

-------------------------------------------------------------------------------


Years Ended December 31,                                 1997            1996
------------------------------------------------------------------------------

REVENUES                                         $  1,233,137      $1,405,761
------------------------------------------------------------------------------

COSTS AND EXPENSES:
  Cost of revenue                                     412,639         598,736
  Research and development                             56,671               -
  Selling, general and
   administrative                                     922,344         631,124
  Interest expense                                     31,012          23,914
  Loss on disposal of assets                            7,803          27,739
  Other                                                (4,080)          4,899

------------------------------------------------------------------------------

Total costs and expenses                            1,426,389       1,286,412
------------------------------------------------------------------------------

Income (loss) before income taxes                    (193,252)        119,349
------------------------------------------------------------------------------

Income tax expense                                    162,000               -
------------------------------------------------------------------------------

NET INCOME (LOSS)                                $   (355,252)     $  119,349
------------------------------------------------------------------------------

Basic and diluted income (loss) per common share $       (.23)     $      .11
------------------------------------------------------------------------------

Weighted-average number of
  common shares outstanding                         1,536,884       1,102,253
------------------------------------------------------------------------------

See accompanying summary of accounting policies and notes to financial statements.

                                                      ESOFT, INCORPORATED

                                       STATEMENTS OF STOCKHOLDERS' EQUITY







                                                        Common Stock      Additional                 Total
                                                 -----------------------   Paid in   Accumulated   Stockholders'
Years Ended December 1996 and 1997                   Shares      Amount    Capital     Deficit       Equity
----------------------------------------------------------------------------------------------------------------

BALANCE, January 1, 1996                            921,704   $   9,217    $340,833    $(144,046)  $206,004
  Debt exchange for
  common stock                                      341,454       3,415     127,140           -     130,555
  Net income for the year                                 -           -           -     119,349     119,349
----------------------------------------------------------------------------------------------------------------

BALANCE, December 31, 1996                        1,263,158      12,632     467,973     (24,697)    455,908

  Issuance of common stock
   pursuant to private place-
   ments, net of issuance costs
   of $80,841                                       820,000       8,200     320,959           -     329,159
  Common stock subscribed                           350,000       3,500     346,500           -     350,000
  Net loss for the year                                   -           -           -    (355,252)   (355,252)
----------------------------------------------------------------------------------------------------------------

BALANCE, December 31, 1997                        2,433,158   $  24,332  $1,135,432   $(379,949)   $779,815
----------------------------------------------------------------------------------------------------------------

See accompanying summary of accounting policies and notes to financial statements.

                                                       ESOFT, INCORPORATED

                                                  STATEMENTS OF CASH FLOWS

-------------------------------------------------------------------------------


Increase (decrease) in cash and cash equivalents

Years Ended December 31,                                 1997            1996
-------------------------------------------------------------------------------

OPERATING ACTIVITIES:
  Net income (loss)                              $   (355,252)     $  119,349
  Adjustments to reconcile net income
   (loss) to net cash (used in) provided by
   operating activities:
    Depreciation and amortization                     141,943          79,637
    Loss on disposal of capital assets                  7,803          27,739
    Provision for losses on accounts receivable        48,000               -
    Deferred tax expense                              162,000               -
    Consulting expense incurred for note payable       41,000               -
    Changes in operating assets and liabilities:
     Accounts receivable                             (213,167)         12,173
     Inventories                                      (35,948)         37,734
     Other assets                                     (59,777)         18,949
     Accounts payable                                 145,026         (58,667)
     Accrued expenses and other                        85,915         (35,122)
     Deferred revenue                                 (11,348)         57,970
------------------------------------------------------------------------------

Net cash (used in) provided by operating activities   (43,805)        259,762
------------------------------------------------------------------------------

INVESTING ACTIVITIES:
  Purchase of property and equipment                  (21,989)        (19,041)
  Additions to capitalized software                  (221,139)       (440,237)
------------------------------------------------------------------------------

Net cash used in investing activities                (243,128)       (459,278)
------------------------------------------------------------------------------

FINANCING ACTIVITIES:
  Proceeds from issuance of common stock - net        479,159               -
  Proceeds from borrowings                            100,000               -
  Payments on debt                                    (24,243)              -
  Proceeds from related party borrowings               20,000         208,550
  Deferred offering costs                            (205,896)              -
  Payments on related party notes payable                   -         (36,386)
------------------------------------------------------------------------------

Net cash provided by financing activities             369,020         172,164
------------------------------------------------------------------------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS       82,087         (27,352)

CASH AND CASH EQUIVALENTS,
 beginning of year                                     20,750          48,102
------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS,
 end of year                                     $    102,837      $   20,750
------------------------------------------------------------------------------

See accompanying summary of accounting policies and notes to financial statements.

                                                       ESOFT, INCORPORATED

                                            SUMMARY OF ACCOUNTING POLICIES

-------------------------------------------------------------------------------


BUSINESS eSoft, Incorporated (the "Company" or "eSoft"), a Colorado corporation, develops and markets internet connectivity solutions. The Company has developed software, which is integrated with a hardware component, that allows local area networks to connect with the internet. The software also contains full access control for its remote access features. The Company also resells related connectivity accessories. The Company previously had developed and sold software for the bulletin board market.

               The Company was previously a Colorado corporation and was merged into a newly formed Delaware corporation as of February 17, 1998 of the same name with the Colorado corporation ceasing to exist. The transaction was accounted for on a basis similar to a pooling of interest with no change in the historical financial statements of eSoft. The newly formed corporation had no operations prior to the merger.

               Prior to June 30, 1996, eSoft and Philip L. Becker, Ltd. ("PLB") operated as a combined entity due to common ownership. eSoft, an S-corporation, acted as the general partner of PLB, a limited partnership. eSoft, as general partner, owned 10% of the partnership while the sole stockholder of eSoft owned the other 90% individually. PLB was dissolved on June 30, 1996 and the assets were contributed to the Company in exchange for common stock.

               The contribution of assets was accounted for in a manner similar to a pooling-of-interests (the assets, liabilities and partnership capital were contributed at book values) and, accordingly, the Company's financial statements have been presented to include the results of operations as though the contribution of assets occurred as of January 1, 1996.

CONCENTRATIONS The Company's financial instruments that are exposed to OF CREDIT RISK concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company's cash and cash equivalents are deposited with financial institutions and are primarily invested in money market accounts. The investment policy limits the Company's exposure to concentration of credit risk. Such deposit accounts at times may exceed federally insured limits. The Company has not experienced any losses in such accounts.

                                                      ESOFT, INCORPORATED

                                           SUMMARY OF ACCOUNTING POLICIES

-------------------------------------------------------------------------------


               Concentrations of credit risk with respect to trade accounts receivable are generally limited due to customers dispersed across geographic areas and generally short payment terms. On-going credit evaluations of customers' financial condition are performed and, generally no collateral is required. The Company maintains an allowance for potential losses based on management's analysis of possible uncollectible accounts

USE OF         The preparation of financial statements in conformity with
ESTIMATES      generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

FAIR VALUE OF  Unless otherwise specified, the Company believes the book
FINANCIAL      value of financial instruments approximates their fair value.
INSTRUMENTS

INVENTORIES    Inventories, consisting of purchased goods, are valued at
               the lower of cost (first-in, first-out) or market.

PROPERTY AND   Property and equipment are stated at cost. Depreciation is
EQUIPMENT      computed using straight-line methods over the estimated useful lives (generally five years) of the assets.

CAPITALIZED    Costs incurred internally in creating software products for
SOFTWARE COSTS resale are charged to expense until technological feasibility has been established upon completion of a detail program design.
               Thereafter, all software development costs are capitalized until the point that the product is ready for sale and subsequently reported at the lower of amortized cost or net realizable value.

                                                      ESOFT, INCORPORATED

                                           SUMMARY OF ACCOUNTING POLICIES

-------------------------------------------------------------------------------



               In accordance with Statement of Financial Accounting Standard No. 86, the Company recognizes the greater amount of annual amortization of capitalized software costs under 1) the ratio of current year revenues by product, to the product's total estimated revenues method or 2) over the products estimated economic useful life by the straight-line method.

REVENUE        Revenue from licensing of software products is recognized upon
RECOGNITION    shipment. Revenue from support and update service agreements is deferred at the time the agreement is executed and recognized ratably over the contractual period. The Company recognizes revenues from customer training and consulting services when such services are provided. All costs associated with licensing of software products, support and update services, and training and consulting services are expensed as incurred.

INCOME TAXES   The Company with consent of its stockholder, through September 4,
               1997, elected under the Internal Revenue Code to be an S-corporation. Subsequent to September 4, 1997, the Company is taxed as a U.S. C-corporation. Philip L. Becker, Ltd. elected to be taxed as a partnership. In lieu of corporation income taxes, the stockholder and partners were taxed on their proportional share of the Company's or partnership's taxable income. Therefore through September 4, 1997, no provision for income taxes has been made in the accompanying financial statements.

               The Company follows the provisions of Statement of Financial Accounting Standards No. 109 - Accounting for Income Taxes ("SFAS No. 109"), which requires use of the "liability method." Accordingly, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities, using the enacted tax rates in effect for the year in which the differences are expected to reverse. The provisions of SFAS No. 109 did not have an impact until after September 4, 1997.

CASH           The Company considers cash and all highly liquid investments
EQUIVALENTS    purchased with an original maturity of three months or less to be cash equivalents.

                                                        ESOFT, INCORPORATED

                                             SUMMARY OF ACCOUNTING POLICIES

-------------------------------------------------------------------------------


LONG-TERM      The Company applies SFAS No. 121, "Accounting for the Impairment
ASSETS         of Long-Lived Assets". Under SFAS No. 121, long-lived assets and certain intangibles are reported at the lower of the carrying amount or their estimated recoverable amounts.

NET INCOME     Through December 31, 1996, the Company followed the provisions of
(LOSS) PER     Accounting Principles Board Opinion (APB) No. 15, "Earnings Per
SHARE          Share". Effective for the year ended December 31, 1997, the
               Company implemented Statement of Financial Accounting Standards
               (SFAS) No. 128, "Earnings Per Share". SFAS No. 128 provides for the calculation of "Basic" and "Diluted" earnings per share.
               Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period.
               Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted earnings per share. In loss periods, dilutive common equivalent shares are excluded as the effect would be anti-dilutive. Basic and diluted earnings per share are the same for all periods presented.

               Options and warrants to purchase 762,100 shares of common stock and convertible notes payable-related parties into 355,903 shares of common stock were not included in the computation of diluted EPS because their effect was anti-dilutive for the year ended December 31, 1997.

               Subsequent to December 31, 1997, the Company granted 90,000 shares to certain employees, sold 290,000 shares of common stock, and accepted subscriptions to another 100,000 shares of common stock. Additionally, the Company converted $177,952 of the convertible notes payable - related parties into 177,952 shares of common stock. The Company also granted options to purchase 528,000 shares of common stock to employees, directors, and consultants.

                                                       ESOFT, INCORPORATED

                                            SUMMARY OF ACCOUNTING POLICIES

-------------------------------------------------------------------------------


STOCK OPTION   The Company applies Accounting Principles Board Opinion 25,
PLANS          "Accounting for Stock Issued to Employees," (APB Opinion 25) and
               related Interpretations in accounting for all stock option plans.
               Under APB Opinion 25, no compensation cost has been recognized for stock options granted as the option price equals or exceeds the market price of the underlying common stock on the date of grant.

               Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), requires the Company to provide pro forma information regarding net income as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123.

DEFERRED       Costs incurred in connection with the Company's anticipated
OFFERING COSTS public offering are deferred and will be charged against stockholders' equity upon the successful completion of the offering or charged to expense if the offering is not consummated.

NEW ACCOUNTING In June 1997, the Financial Accounting Standards Board issued PRONOUNCEMENTS Statement of Financial Accounting Standards No. 130, Reporting
               Comprehensive Income (SFAS 130), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

               Also, in June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which supersedes SFAS No.14, "Financial Reporting for Segments of a Business Enterprise." SFAS No. 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes

                                                       ESOFT, INCORPORATED

                                            SUMMARY OF ACCOUNTING POLICIES

-------------------------------------------------------------------------------


               standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

               SFAS 130 and 131 are effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Because of the recent issuance of the standards, management has been unable to fully evaluate the impact, if any, the standards may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of these standards.

               In October 1997, Statement of Position 97-2, Software Revenue Recognition (SOP 97-2), was issued. The SOP provides guidance on when revenue should be recognized and in what amounts licensing, selling, leasing, or otherwise marketing computer software. SOP 97-2 is effective for transactions entered into in fiscal years after December 15, 1997. Because of the recent issuance of the SOP, management has been unable to fully evaluate the impact, if any, the SOP may have on future financial statement disclosure.

               In February 1998, the FASB issued SFAS No. 132, "Employer's" Disclosures about Pensions and Other Postretirement Benefits" which standardizes the disclosure requirements for pensions and other postretirement benefits and requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis. SFAS No. 132 is effective for years beginning after December 15, 1997 and requires comparative information for earlier years to be restated, unless such information is not readily available. Management believes the adoption of this statement will have no material impact on the Company's financial statements.

RECLASSIFICATIONS

               Certain items included in the prior year's financial statements have been reclassified to conform to the current presentation.

                                                       ESOFT, INCORPORATED

                                             NOTES TO FINANCIAL STATEMENTS

-------------------------------------------------------------------------------



1. CONVERTIBLE      Prior to January 1, 1996 the Company had entered into an
   NOTES            unsecured note agreement with the initial stockholder in the
   PAYABLE -        amount of $125,000 with interest at 9% per annum, maturing
   RELATED          December 31, 1997. The Company also had borrowed an
   PARTIES          additional $111,598 from the stockholder under various
                    unsecured demand note agreements with interest at 7% per annum.

                    On June 21, 1996, the stockholder converted $130,555 of the above notes into 341,454 shares of common stock. The remaining amounts outstanding and additional advances from the stockholder during 1996 were combined into a $239,903 unsecured demand note payable. The note bears interest at 7% per annum and requires monthly interest payments of $1,399. In October 1997, the note was amended which provides the Company the option to convert the note into equity at the price of the Company's contemplated initial public offering. The note is payable in full on January 2, 1999.

                    The Company entered into an agreement with a business consulting firm to provide services through May 31, 1998 in exchange for convertible notes payable totalling $116,000. The convertible notes payable bear interest at a rate of 12% per annum and are payable on January 2, 1999. The notes are convertible into common stock, at the Company's option, at the price of the Company's contemplated initial public offering.

                    Subsequent to December 31, 1997, holders of the convertible notes payable accepted as partial payment of the principal amounts owed 177,952 shares of the Company's common stock valued at $1.00 per share.

                    The Company has borrowed a total of $20,000 from the initial stockholder in April and June 1997. The 7% unsecured notes payable are due on demand and require monthly interest payments.

2. RESEARCH AND     During the years ended December 31, 1997 and 1996, the
   DEVELOPMENT      Company capitalized $233,425 and $440,237 of software
                    development costs. Amortization expense of capitalized software development costs included in depreciation and amortization for the years ended December 31, 1997 and 1996 amounted to $116,912 and $35,761. Research and development costs were $56,671 and $0 for the years ended December 31, 1997 and 1996.

                                                       ESOFT, INCORPORATED

                                             NOTES TO FINANCIAL STATEMENTS

-------------------------------------------------------------------------------


                    Research and development expenditures during the following periods were comprised as follows:

                    Years Ended December 31,           1997            1996

                    -----------------------------------------------------------

                    Payroll and related costs       $ 131,627       $ 218,545

                    Officer payroll                    50,000          48,300
                    Internet and telephone
                     expenses                          30,056          35,276

                    Beta testing                            -          35,534
                    Occupancy costs                    34,860          24,427
                    Purchased software                      -          23,800
                    Other                              43,553          54,355

                    -----------------------------------------------------------

                                                      290,096         440,237
                    Less capitalized software         233,425         440,237
                    -----------------------------------------------------------

                                                    $  56,671        $      -
                    -----------------------------------------------------------

3.  COMMITMENTS     Leases

                    The Company leases certain of its facilities and equipment under noncancellable operating lease agreements which expire at various dates through 2000. Rent expense for the years ended December 31, 1997 and 1996 was $50,625 and $31,160.

                    Future minimum lease payments under noncancellable operating leases are as follows:

                    Year ending December 31,
                    -----------------------------------------------------------
                    1998                                            $  71,000
                    1999                                               58,000
                    2000                                               49,000
                    -----------------------------------------------------------
                                                                    $ 178,000
                    -----------------------------------------------------------

                                                      ESOFT, INCORPORATED

                                            NOTES TO FINANCIAL STATEMENTS

-------------------------------------------------------------------------------



                    Software Development and License Agreements

                    The Company has entered into several software development and license agreements related to software utilized in certain of the Company's products. The agreements require compensation or royalty payments based on percentages (ranging from 2.5% to 33.3%) of applicable gross sales and subject to certain maximum amounts per license as defined in the agreements.

                    Subsequent to December 31, 1997, the Company entered into an agreement to terminate the software development agreements. The termination agreement requires the Company to pay $30,000 at the agreements inception; $30,000 no later than 15 days after the Company completes its proposed public offering but not later than December 31, 1998 if the proposed public offering is not completed by that date; and the issuance of stock warrants entitling the warrant holder, for a period of two years from January 29, 1998 to purchase up to 20,000 shares of the Company's common stock at a price of $1.00 per share until one year after the closing of the public offering and $1.15 per share until the warrants expire.

4.  INCOME          As stated in the summary of accounting policies, the Company
    TAXES           had elected to be taxed as an S corporation. In lieu of the corporation income taxes, the stockholders and partners were taxed on their proportional share of the Company's taxable income. The proforma income (loss) per common share if the Company was subject to taxes (federal statutory rate of 34%) would be as follows:

                    Year ended December 31,            1997               1996
                    -----------------------------------------------------------

                    Income (loss) before
                      income taxes                 $ (193,252)       $ 119,349

                    Proforma income tax
                      benefit (expense)                66,000          (41,000)

                    -----------------------------------------------------------

                    Proforma net income (loss)     $ (127,252)       $  78,349
                    -----------------------------------------------------------
                    Proforma income (loss) per share     (.08)       $     .07
                    -----------------------------------------------------------

                                                       ESOFT, INCORPORATED

                                             NOTES TO FINANCIAL STATEMENTS

-------------------------------------------------------------------------------


                    With the change in tax status from an S corporation to a C corporation on September 4, 1997, the Company recorded an expense to recognize a deferred tax liability. The deferred tax liability primarily results from the capitalized software development costs being expensed for income tax purposes in the period such costs are incurred.

                    The provision for income taxes consisted of the following:

                    Year ended December 31,                             1997
                    -----------------------------------------------------------

                    CURRENT EXPENSE (BENEFIT):
                      Federal                                        $ (16,000)
                      State                                             (2,000)

                    DEFERRED EXPENSE (BENEFIT):
                      Federal                                          164,000
                      State                                             16,000

                    -----------------------------------------------------------

                                                                     $ 162,000
                    -----------------------------------------------------------

                    A reconciliation of the effective tax rates and the statutory U.S. federal income tax rates follows:

                    Year ended December 31,                            1997
                    -----------------------------------------------------------

                    U.S. federal tax benefit at statutory rates      $ (68,000)

                    State income tax benefit, net of federal
                     tax amount                                         (7,000)
                    Other                                               (6,000)
                    Deferred tax expense for software                  243,000
                    -----------------------------------------------------------

                    Income tax expense                                 162,000
                    -----------------------------------------------------------

                                                     ESOFT, INCORPORATED

                                           NOTES TO FINANCIAL STATEMENTS

-------------------------------------------------------------------------------


                    Temporary differences that give rise to a significant portion of the deferred tax assets and liability are as follows:

                    December 31,                                         1997
                    -----------------------------------------------------------

                    Net operating loss carryforward                 $   58,000
                    Provision for allowance for uncollectible
                     accounts                                           18,000
                    Software amortization                             (243,000)
                    Other                                                5,000
                    -----------------------------------------------------------

                    Net deferred tax liability                      $ (162,000)
                    -----------------------------------------------------------

                    At December 31, 1997, the Company had net operating loss carryforwards of approximately $155,000 with expirations through 2013. The net operating losses are limited due to issuances of common stock.

5. CAPITAL          On August 27, 1997, the Board of Directors authorized a
TRANSACTIONS        stock split of 63.1579 to 1. All references to common share and per share amounts in the accompanying financial statements have been retroactively restated to reflect the effect of the stock split.

                    On September 12, 1997, the Company sold 820,000 shares of common stock for $410,000 in a private placement. In December 1997, the Company sold 350,000 shares of common stock for $350,000 in a private placement. The Company granted the promoter of the private placement warrants to purchase an additional 87,500 shares of common stock at $1 per share. The warrants expire December 22, 1999. The net proceeds to the Company after stock issuance costs was $679,159.

                    In January 1998, the Company granted 90,000 shares of common stock to certain employees.

                                                      ESOFT, INCORPORATED

                                            NOTES TO FINANCIAL STATEMENTS

-------------------------------------------------------------------------------


                    In February 1998, the Company sold and issued an additional 290,000 shares and accepted subscriptions for an additional 100,000 shares, all at a price of $1.00 per share in private transactions to officers, directors, key employees and consultants of the Company.

                    In September 1997 the Company granted various options and warrants to purchase an aggregate of 614,600 shares of its common stock to employees and consultants. Terms of the employee options are 200,000 shares at $1 per share which expire September 2002. Warrants to purchase 414,600 shares of common stock have been issued to consultants at $1 per share. The warrants were modified in January 1998, changing the term of the warrants to one year and fifteen days after the Company's shares are listed for trading. If the shares are not exercised within a year, the exercise price increased to $1.15 for fifteen days.

                    The Company also granted in September 1997, 60,000 options to an employee at $.50 per share that were exercisable immediately. The options expire in September 1998. The 60,000 options were exercised in February 1998 under a stock subscription. The Company received $600 cash and a note receivable for $29,400 to exercise such shares.

                    FASB Statement 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), requires the Company to provide pro forma information regarding net income and net income per share as if compensation costs for the Company's stock option plans and other stock awards had been determined in accordance with fair value based methods prescribed in SFAS No. 123. The proforma net loss and net loss per share for the year ended December 31, 1997 would have been $(355,969) and ($.23).

                                                      ESOFT, INCORPORATED

                                            NOTES TO FINANCIAL STATEMENTS

-------------------------------------------------------------------------------


                    A summary of the Company's outstanding options and warrants as of December 31, 1997 and changes during the year then ended is presented below:

                                                                      Weighted
                                                                       Average
                                                       Range of        Exercise
                                                        Shares          Price
                    -----------------------------------------------------------

                    Outstanding, beginning of year           -         $     -
                    Granted                            762,100             .96
                    Cancelled                                -               -
                    Exercised                                -               -
                    -----------------------------------------------------------

                    Outstanding, end of year           762,100         $   .96
                    -----------------------------------------------------------

                                                                      Weighted
                                                                       Average
                                                       Range of        Exercise
                                                        Shares          Price
                    -----------------------------------------------------------

                    Options and warrants exercisable,
                     end of year                        60,000         $   .50

                    Weighted average fair
                        value of options granted
                        during the year                                $   .96
                    -----------------------------------------------------------

                                                     ESOFT, INCORPORATED

                                          NOTES TO FINANCIAL STATEMENTS

-------------------------------------------------------------------------------


                    The following table summarizes information about stock options and warrants outstanding at December 31, 1997:

                    Options and Warrants Outstanding        Options and Warrants Exercisable
                    --------------------------------------------------------------------------

                                               Weighted
                                                Average     Weighted                 Weighted
                      Range of     Number      Remaining    Average       Number     Average
                      Exercise  Outstanding   Contractual   Exercise   Exercisable   Exercise
                       Prices   at 12/31/97      Life        Price     at 12/31/97     Price
                    --------------------------------------------------------------------------

                     $  .50        60,000         .75       $  .50      60,000       $  .50
                       1.00       702,100        2.19         1.00           -            -
                    --------------------------------------------------------------------------

                     $  .96       762,100        2.08       $  .96      60,000       $  .50
                    --------------------------------------------------------------------------

                    In January 1998, the Company granted options to purchase 418,000 shares of common stock at $1 per share to employees and directors. The shares vest over various periods from 2 months to 36 months. The options expire through February 2003.

                    In January and February 1998, the Company granted 90,000 options to consultants at $1 per share, of which 65,000 options vest at date of grant and 25,000 options vest ratably over a 36 month period. The options expire through February 2003.

6.  NOTE PAYABLE -  The Company borrowed $100,000 from a bank on January 3,
    BANK 1997. The note bears interest at 12% per annum and is payable on April 3, 1998. The note is secured by the assets of the Company.

7.  EMPLOYMENT      The Company has entered into employment agreements with
    AGREEMENTS      certain members of management. The agreements expire on
                    August 31, 2000. Future commitments are 1998-$120,000,
                    1999-$120,000, and 2000-$80,000.

                                                     ESOFT, INCORPORATED

                                           NOTES TO FINANCIAL STATEMENTS

-------------------------------------------------------------------------------


                    The Company and its former President have entered into a severance agreement and mutual release pursuant to which the Company will pay its former president $10,000 per month through March 7, 1998.

8.  RELATED PARTY   The Company has entered into various agreements with certain
    TRANSACTIONS    outside directors to provide services in the year. One
                    director has an agreement to coordinate the offering process in Vancouver for $3,500 a month. The agreement became effective August 1, 1997 and expires July 31, 1998.

                    The Company has also been paying another director and the Promoter $6,000 a month each to provide services with respect to sales, marketing, sales channel development and related administrative activities in the months of November and December 1997.

9. PUBLIC OFFERING  The Company has entered into a letter of intent with an underwriter for a proposed public offering of 1,550,000 shares of common stock on the Vancouver Stock Exchange.

10. SUPPLEMENTAL    Years ended December 31,                1997         1996
    DISCLOSURE TO   -----------------------------------------------------------
    STATEMENTS OF
    CASH FLOW AND   Cash paid for interest               $  31,012   $  23,914
    NON CASH        Convertible notes payable
    INVESTING         issued for consulting
    AND FINANCING     services and deferred
    ACTIVITIES        offering costs                     $ 116,000   $       -
                    Common stock issued for
                      subscription
                      receivable                         $ 200,000   $       -
                    Common stock issued for
                      conversion of debt                 $       -   $ 130,555

                       [BACK COVER PAGE OF PROSPECTUS]

                                    [logo]

                                 ESOFT, INC.

                                  PROSPECTUS

      NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING AND NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE REGISTERED SECURITIES OFFERED BY THIS PROSPECTUS OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER THE CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              TABLE OF CONTENTS

SUMMARY......................................................................2

RISK FACTORS.................................................................4

USE OF PROCEEDS..............................................................7

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
   AND RESULTS OF OPERATIONS.................................................7

BUSINESS....................................................................11

DESCRIPTION OF PROPERTY.....................................................19

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS................20

EXECUTIVE COMPENSATION......................................................21

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............23

SELLING STOCKHOLDERS........................................................25

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS....................28

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................29

SALE OF SHARES..............................................................30

LEGAL MATTERS...............................................................31

DESCRIPTION OF SECURITIES...................................................31

EXPERTS.....................................................................31

AVAILABLE INFORMATION.......................................................31

      UNTIL ___________, 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                                         , 1998
                               ----------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Company is incorporated in the state of Delaware. Section 145 of the General Corporation Law of the State of Delaware contains provisions permitting corporations organized thereunder to indemnify directors, officers and other representatives from liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation, against liabilities arising in any such action, suit or proceeding, expenses incurred in connection therewith, and against certain other liabilities.

      Article 8 of the Certificate of Incorporation of the Company provides that, to the furthest extent permitted by applicable law in effect from time to time, no director of the Company shall have any personal liability for monetary damages to the Company or its shareholders for breach of his fiduciary duty as a director, except that indemnity is not provided to a director whose conduct involves (i) a breach of the director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) unlawful distributions as defined in Section 174 of the Delaware General Corporation Law any transaction from which the director derived an improper personal benefit.

      Article 9 of the Certificate of Incorporation and the Bylaws of the Company provides similar indemnification provisions as that provided by Section 145 of the General Corporation Law of the state of Delaware. The Company will also indemnify any person who is serving or has served the Company as an officer to the same extent as a director.


ITEM 25  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the costs and expenses, payable by the Company in connection with the sale of Common Stock being registered (all amounts are estimated except the Commission Registration Fee).

Commission Registration Fee........................................ $   988.60
Blue Sky Qualification Fees and Expenses (including legal fees)
  (estimated).....................................................    1,000.00
Printing Expenses (estimated)......................................   1,000.00
Legal Fees and Expenses (estimated)................................  25,000.00
Accountants' Fees and Expenses (estimated).........................  10,000.00
Miscellaneous Expenses (estimated).................................   1,000.00
                                                                     ---------
  Total............................................................ $38,988.60
                                                                     =========

ITEM 26  RECENT SALES OF UNREGISTERED SECURITIES

PRIVATE PLACEMENT TRANSACTIONS

      In September 1997 the Company sold in a private placement transaction 820,000 shares of Common Stock at $.50 per share to 25 investors, nine of which were U.S. persons. In December, the Company sold to a venture capital fund 350,000 shares of Common Stock at $1.00 per share and warrants to purchase 87,500 shares of Common Stock at $1.00 per share for one year and $1.15 per share for a second year. The price paid for these warrants was $438.00. In February and March 1998, the Company sold 440,000 shares at $1.00 per share. The purchasers are all officers, directors, key employees and consultants of the company. All of the sales to U.S. persons were made in reliance upon exemptions from the registration requirements of Section 5 of the 1933 Act provided by Rule 505 of Regulation D under the 1933 Act, and sales outside of the United States to non-U.S. persons were made in reliance upon Regulation S under the Act.

PROMISSORY NOTES

      The Company issued to Transition Partners, Ltd. an $18,750 promissory note and a $10,250 promissory note, each payable on the earlier of January 2, 1999 or 30 days after the date of the Canadian Offering. The promissory notes were payable at the option of the Company by issuance of such number of shares of Common Stock, priced at the offering price to the public in the Canadian Offering, that in the aggregate equals the amount outstanding under the promissory note, and the Company has paid the notes by the issuance of 29,000 shares of common stock at $1.00 per share.

      The Company issued to Copeland Consulting Group, Inc. an $18,750 promissory note and a $10,250 promissory note, each payable on the earlier of January 2, 1999 or 30 days after the date of the Canadian Offering. The promissory notes were payable, at the option of the Company by issuance of such number of shares of Common Stock, priced at the offering price to the public in the Canadian Offering, that in the aggregate equals the amount outstanding under the promissory note, and the Company has paid the notes by the issuance of 29,000 shares of common stock at $1.00 per share.

      The Company issued to Pantheon Capital Ltd. a $37,500 promissory note and a $20,500 promissory note, each payable on the earlier of January 2, 1999 or 30 days after the date of the Canadian Offering. The promissory notes were payable, at the option of the Company by issuance of such number of shares of Common Stock, priced at the offering price to the public in the Canadian Offering, that in the aggregate equals the amount outstanding under the promissory note, and the Company has paid the notes by the issuance of 58,000 shares of common stock at $1.00 per share.

      The Company believes that the issuance of the promissory notes is exempt from the registration requirements of Section 5 of the Act by virtue of the exemption contained in Section 4(2) of the Act.

SEVERANCE AGREEMENT

      Pursuant to the Severance Agreement, the Company sold to Wayne Farlow 60,000 shares of Common Stock of the Company at a price of $0.50 per share, the par value of which was paid in cash ($600) with the balance to be paid by a non-recourse promissory note payable to the Company and due September 5, 1999.

                                  EXHIBIT INDEX
EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBITS

3.1       Articles of Incorporation*

3.1a      Certificate of Incorporation of New eSoft, Inc.***

3.1b      Certificate of Merger of eSoft, Inc. into New eSoft, Inc.***

3.2       Bylaws of eSoft*

3.2a      Bylaws of New eSoft, Inc.*

10.1 Severance Agreement and Mutual Release dated December 19, 1997 between the Company and Wayne Farlow*

10.2      Agency Agreement with C.M. Oliver Capital

10.2a     Agent's Warrant

10.3 Lease Agreement dated September 18, 1997 between the Company and Aspen Industrial Park Partnership**

10.6 Voting Agreement dated September 2, 1997 between Philip Becker, Pantheon Capital Ltd. and Transition Partners, Ltd.*

10.6a     Termination Agreement***

10.7 Registration Rights Agreement dated September 2, 1997 between Transition Partners, Ltd., Pantheon Capital Ltd. and the Company*

10.8 Agreement dated May 6, 1997 between Transition Partners, Ltd. and the Company*

10.9 Agreement dated October 14, 1996 between Transition Partners, Ltd. and the Company*

10.10 Amendment to Agreement dated August 22, 1997 between Transition Partners, Ltd. and the Company*

10.11 Second Amendment to Agreement dated November 11, 1997 between Transition Partners, Ltd. and the Company*

10.12 Stock Option Agreement dated November 11, 1997 between Transition Partners, Ltd. and the Company*

10.12a    Amended Stock Warrant Agreement dated January 29, 1998***

10.13 Consulting Agreement dated August 1, 1997 between the Company and Kent Nuzum*

10.14 Consulting Agreement dated August 22, 1997 between Pantheon Capital Ltd. and the Company*

10.15 Amendment to Consulting Agreement dated August 22, 1997 between Pantheon Capital Ltd. and the Company*

10.16 Stock Option Agreement dated November 11, 1997 Between Pantheon Capital Ltd. and the Company*

10.16a    Amended Stock Warrant Agreement dated January 29, 1998***

10.17 Stock Option Agreement dated November 11, 1997 between Copeland Consulting Group, Inc. and the Company*

10.17a    Amended Stock Warrant Agreement dated January 29, 1998***

10.18 Employment Agreement dated September 2, 1997 between Philip Becker and the Company*

10.19     Form of Employee Confidentiality Agreement***

10.20 Termination Agreement Terminating Software Development and Consulting Agreements***

10.21     Promissory Note to First National Bank of Arvada, Colorado***

10.22     Proposal for Financing Arrangement from Colorado National Bank***

10.23     Employment Agreement dated March 6, 1998 between Regis Frank and the
          Company

10.24 Employment Agreement dated March 6, 1998 between Robert C. Hartman and the Company

23.1      Consent of Certified Public Accountants

27        Financial Data Schedule

-------------------------------

*     Filed with Registration Statement on Form 10-SB on December 22, 1997.

**    Filed with Registration Statement on Form SB-2 on December 24, 1997.

*** Filed with Amendment No. 1 to Registration Statement on Form 10-SB on February 18, 1998.


      (b)   Financial Statement Schedules

            None

ITEM 28

I.    UNDERTAKINGS

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the Company's Bylaws or the Certificate of Incorporation, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned hereby undertakes that:

      (1) for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) It will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) include any prospectus required by section 10(a)(3) of the Act;

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) include any additional or changed material information on the plan of distribution.

      (4) For purposes of determining liability under the Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (5) The Company will file a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

II.   UNDERTAKING PURSUANT TO REGULATION 415

      The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to (a) include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Act"), (b) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and (c) include any material information with respect to the plan of distribution not previously disclosed in the Registration

Statement or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on December 23, 1997.

                        eSOFT, INC.

                                          By: /s/Philip L. Becker
                                             ----------------------------------
                                             Philip L. Becker, Chairman, Chief
                                             Executive Officer and Chief
                                             Technology Officer

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears herein constitutes and appoints Philip L. Becker and Kent Nuzum, and each of them, as his true and lawful attorneys-in-fact and agents, with full power and substitution and resubstitutions, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), including a registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933 as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


           SIGNATURES                          TITLE                   DATE


/s/Philip L. Becker
----------------------  Chairman, Chief Executive Officer,
Philip L. Becker        Chief Technology Officer and Director    March 24, 1998


/s/Kent Nuzum
----------------------  Acting Chief Financial Officer
Kent Nuzum              (Principal Financial and Accounting      March 24, 1998
                        Officer)

/s/Regis A. Frank
----------------------  President, Chief Operation Officer
Regis A. Frank          and Director                             March 24, 1998


/s/Robert B. Louthan
----------------------
Robert B. Louthan       Director                                 March 24, 1998


/s/Michael W. Johnson
----------------------
Michael W. Johnson      Director                                 March 24, 1998

/s/Richard B. Rice
----------------------
Richard B. Rice         Director                                 March 24, 1998